UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                                   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

MYLAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 12, 2013

Dear Fellow Shareholder:

I am pleased to invite you to join me, your Board of Directors, and the Company’s senior leadership at the 2013 Annual Meeting of Shareholders of Mylan Inc. on May 24, 2013, at the Sofitel Washington DC Lafayette Square, 806 15th Street, NW, Washington, D.C. 20005. The attached Notice of Annual Meeting of Shareholders and Proxy Statement, with a new format and an enhanced and expanded Compensation Discussion and Analysis, will serve as your guide to the business to be conducted.

Although I hope that you can join us in Washington, D.C., it is important that your shares be represented at the Annual Meeting, regardless of the number of shares you own, even if you cannot attend. Whether or not you currently plan to attend, you can ensure that your shares are represented and voted at the Annual Meeting by promptly signing, dating, and returning the enclosed proxy card. A return envelope, which requires no additional postage if mailed in the United States, is enclosed for your convenience. Alternatively, you may vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

Thank you for your continued trust and for your investment in Mylan. We look forward to seeing you in Washington D.C. on May 24th.

Sincerely,

Heather Bresch
Chief Executive Officer

Important Notice Regarding Admission To The Meeting

Each shareholder planning to attend the meeting will be asked to present valid photo identification,

such as a driver’s license or passport.

In addition, each shareholder must present his or her admission ticket, which is a portion of the enclosed proxy card. Please tear off the ticket at the perforation.

If you are a shareholder, but do not own shares in your own name, you must bring proof of ownership

(e.g., a current broker’s statement) in order to be admitted to the meeting.

Admission to the meeting will be on a first-come, first-served basis. Registration will begin at

10:00 a.m., and seating will begin at 10:15 a.m. Cameras or other photographic equipment,

audio or video recording devices and other electronic devices will not be permitted at the meeting.

Please Join Us—A Continental Breakfast Will Be Served

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	1500 Corporate Drive Canonsburg, PA 15317

The 2013 Annual Meeting of Shareholders of Mylan Inc. (the “Company”) will be held at the Sofitel Washington DC Lafayette Square, 806 15th Street, NW, Washington, D.C. 20005, on Friday, May 24, 2013, at 10:30 a.m. (ET), for the following purposes:

•	To elect 13 Directors, each for a term of one year;

•	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

•	To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company;

•	To consider a shareholder proposal requesting the adoption of a mandatory policy requiring that the Chairman of the Board of Directors be an independent Director; and

•	To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of the Company’s common stock at the close of business on March 22, 2013 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. We will make available at the Annual Meeting a complete list of shareholders entitled to vote at the Annual Meeting.

By order of the Board of Directors,

Joseph F. Haggerty Corporate Secretary

April 12, 2013

Please promptly sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope, or vote over the Internet or by telephone by following the instructions set forth on the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you will be able to do so, and your vote at the Annual Meeting will revoke any proxy that you may have submitted before then.

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 24, 2013:

The 2013 Proxy Statement and the 2012 Annual Report on Form 10-K are available at

http://investor.mylan.com under the heading “Financial and Other Information.”

Proxy Summary

The summary below highlights information that is described in more detail elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and we urge you to review the complete document carefully before voting. For more information regarding the Company’s 2012 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Introduction. 2012 marked a significant inflection point for your Company as Mylan entered a new stage of its business lifecycle and turned in the strongest financial performance in its history to date. In addition to this outstanding financial performance, the Board of Directors approved important enhancements to the management structure of the

Company that we believe further strengthened the leadership team and, at the same time, positioned Mylan well to capitalize on its global platform for years to come. The Board also approved numerous enhancements to its governance and compensation-related policies to further demonstrate the close alignment of the Board and management with shareholder interests.

Mylan’s Outstanding 2012 and Five Year Financial Performance. In 2012, Mylan had the strongest year in its history to date, with record revenues, adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and adjusted diluted earnings per share (“EPS”). As the table below demonstrates, in addition to this outstanding 2012 performance, Mylan has had outstanding top and bottom line growth over the past 5 years.

*	2008 and 2009 total adjusted revenue, as well as adjusted EBITDA and adjusted diluted EPS differ from what is reported under accounting principles generally accepted in the United States (“GAAP”). See Appendix A for a reconciliation of non-GAAP financial measures to Mylan’s results reported under GAAP.
(a) $ in millions.

i

2013 Annual Meeting of Shareholders

Mylan also produced total shareholder return (“TSR”) that exceeded both the S&P 500 Index and the S&P 500 Pharmaceuticals Index over the past 1, 3, and 5 years.

* TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2012.

See pages 18 to 22 for a discussion of 2012 performance.

Proxy Summary

Executive Compensation Closely Aligns with Performance. Mylan’s compensation philosophy is to incentivize performance that results in exceptional financial results and shareholder value. In 2012, the Company maintained its commitment to closely aligning compensation with Company performance and shareholder value. For example:

•	CEO realizable pay and TSR performance over the last three years were strongly aligned relative to peers, as shown below:

Alignment of CEO Realizable Pay* with TSR Performance

*    Realizable pay includes cumulative salary and short-term incentives paid for the most recent three years, plus current value (as of December 31, 2012) of options as well as both performance and time-based restricted shares/units granted during the most recent three years, plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight database. Peer companies in this chart reflect the 2012 peer companies listed on page 30.

•	Approximately 80% of target compensation for the Named Executive Officers was in the form of annual and long-term incentives and, therefore, linked to Company performance and/or stock performance.

•	Targets for the short-term incentive plan were set at double digit growth from 2011 actual performance for adjusted diluted EPS and adjusted free cash flow, and based on the then-current product pipeline for global regulatory submissions.

2012 Short Term Incentive Plan Metrics and Actual Performance Achieved

2013 Annual Meeting of Shareholders

•	2012 long-term incentive grants were composed of a mix of stock options, performance-based restricted stock units, and restricted stock units.

•	In 2013, long-term incentive grants will again be composed of a mix of the same types of incentives, but with a greater emphasis on performance-based restricted stock units. Furthermore, the metrics used to measure performance for the performance-based restricted stock units will be return on invested capital and total relative shareholder return of Mylan’s common stock relative to peer companies. The result is that executives’ long-term incentive compensation is even further aligned with total shareholder returns.

2013 LTI Mix

See pages 21 to 22 for a discussion of how CEO pay is strongly aligned with Mylan’s performance.

Corporate Leadership Evolved with the Company. Over the past decade, Mylan has transformed into a global, diversified, high-quality manufacturer of pharmaceuticals, with a footprint in approximately 140 countries and a workforce of over 20,000. Given this extraordinary growth, and with the goal of ensuring long-term sustainability, at the beginning of 2012, the Board, based in part on its intimate knowledge of and experience with the Company, its business, and management, implemented a new corporate leadership structure designed to further align the skills, expertise, and experience of its executives with the complexity and size of the Company that we have become and the anticipated challenges and opportunities of the future. Among other changes, the Board separated the positions of Chief Executive Officer and Chairman of the Board, and appointed Robert J. Coury as Executive Chairman of the Board and Heather Bresch as CEO.

The Board believes that separating the roles of Executive Chairman of the Board and Chief Executive Officer is a highly effective leadership model for the Company at this time, and capitalizes on the respective skills, expertise, and experience of Mr. Coury and Ms. Bresch. The continued retention of Mr. Coury as Executive Chairman of the Board during this period of transition allows Ms. Bresch to focus on the on-going transformation of the business, continue to oversee the integration of new acquisitions, and enhance the operational performance and efficiency of our global platform, while Mr. Coury focuses on, among other matters, strategic merger and acquisition activity, ensuring an effective transition to the new enhanced management structure, and the continued mentorship of senior management, as well as his on-going leadership of the Board. The Board also believes that Mr. Coury is uniquely qualified to serve these leadership and mentoring roles as a result of his experience as Mylan’s CEO for nearly a decade. The Board further believes that the performance and accomplishments of the Company in 2012 clearly illustrate the power of this new leadership structure.

In addition to the appointments of Mr. Coury and Ms. Bresch, the Board also appointed Rajiv Malik as President and Harry Korman as Chief Operating Officer. With these appointments, the new executive leadership team, effective January 1, 2012 is:

Executive	2011 Position	2012 Position

Heather Bresch	President	Chief Executive Officer

John D. Sheehan, C.P.A.	EVP and Chief Financial Officer	EVP and Chief Financial Officer

Rajiv Malik	EVP and Chief Operating Officer	President

Harry Korman	President, North America	EVP and Chief Operating Officer

Robert J. Coury	Chairman and Chief Executive Officer	Executive Chairman of the Board

Proxy Summary

To complement this new management structure, the Board appointed Rodney L. Piatt, the Vice Chairman of the Board, as Lead Independent Director. Mr. Piatt’s appointment was based on his long tenure and experience as a Director of the Company, outstanding business judgment, knowledge of the business and management, recognized leadership abilities, and strong independence, among other factors. The Board is confident that Mr. Piatt’s appointment will only further enhance the Board’s already strong independent oversight of the Company. As Lead Independent Director, Mr. Piatt’s authority includes, among other things:

•	Presiding at executive sessions of the Board and at meetings of the Board where the Chairman is not present;

•	Calling meetings of the non-employee Directors;

•	Serving on the Executive Committee of the Board of Directors;

•	Approving meeting agendas, schedules and information sent to the Board; and

•	Serving as the point person for shareholders wishing to communicate with the Board and as a liaison between the Chairman and the independent Directors.

In addition to the noted changes in Board structure and the executive team, the Company maintained and enhanced its strong corporate governance practices, which include, among others:

•	All Directors are elected annually by the shareholders;

•	Ten of the thirteen Board members are independent;

•	The Board has established and follows robust Corporate Governance Principles;
•	Independent Directors meet in executive session, chaired by our Lead Independent Director, without members of management present; and

•	All members of the Board’s Audit, Compensation, Compliance, Finance, and Governance and Nominating Committees are independent Directors.

See page 23 for a discussion of these changes in Mylan’s corporate leadership.

Mylan Engaged with Shareholders and Enhanced Compensation and Governance-Related Policies. Following the 2012 annual meeting and say-on-pay vote, the Board and management conducted thorough reviews of, and implemented significant changes to, governance and compensation-related policies. As part of this process, management met with shareholders representing over 30% of the Company’s outstanding voting shares to receive feedback regarding the say-on-pay vote and compensation policies, as well as other governance matters. We found these meetings to be extraordinarily helpful and plan to hold meetings of this nature in the future in order to continue these conversations with shareholders on compensation and governance-related matters.

Key enhancements to the Company’s governance and compensation-related policies adopted by the Board and/or the Compensation Committee since March 2012 include, among others, those listed and summarized in the table below. As indicated, the impact of many of the changes will not be reflected in the Summary Compensation Table until the 2014 Proxy Statement because they were made after the 2012 Annual Meeting and after certain 2012 compensation actions had already been decided and implemented.

v

Past Pay or Governance Practice	Changes Going Forward	Effective	Referenced on Page

Compensation Committee permitted to exercise positive discretion in determining annual incentive cash payouts	Discontinued	2012	26

LTI mix: 35% performance RSUs 35% stock options 30% RSUs	LTI mix: 60% performance RSUs 20% stock options 20% RSUs	2013	27

Both short and long-term incentive plans used adjusted diluted EPS as the performance metric	Will not use same metric for short and long-term incentives (long-term metrics are return on invested capital and relative shareholder return)	2013	27

Single peer group of companies with revenues greater than 2.5x and smaller than 0.5x of Company’s revenues	Developed two peer groups for pay and performance reference: • Life sciences peers (with revenues 0.5x - 2.5x Mylan) • Pharmaceutical business competitors	2013	30

Single trigger vesting of equity awards on change in control	Double trigger vesting for future equity awards	2013	27

No clawback policy	Adopted a clawback policy	2013	31

No anti-hedging and pledging policy	Adopted an anti-hedging and pledging policy	2013	31

No related party transactions policy	Adopted a related party transactions policy	2013	52

No stock ownership requirements for non-employee Directors	Adopted ownership requirements for non-employee Directors	2013	13

Executive Chairman of the Board share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013	31

CEO share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013	31

Named Executive Officers with retirement benefit agreements received Company match on executive contributions to the 401(k) Restoration Plan	Discontinued	2013	28

No public disclosure of political contributions and trade association memberships	Political contributions and trade association memberships to be disclosed on Company website	2013	—

See pages 18 to 32 for a discussion of the changes to Mylan’s compensation and governance-related practices.

Proxy Summary

Meeting Agenda and Voting Recommendations

	Board vote recommendation	Page reference for more detail

Management Proposals

1. Election of 13 Directors, each for a term of one year	For	3

2. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013	For	17

3. Advisory vote on compensation of the Named Executive Officers of the Company	For	45

Shareholder Proposal

4. Shareholder proposal for a mandatory policy requiring that the Chairman of the Board of Directors be an independent Director	Against	46

5. Other business as may properly come before the meeting or any adjournment or postponement thereof

Item 1:  Election of Directors

Each Director nominee was selected based on his or her individual experience, expertise, and judgment. More detailed biographies begin on page 3. The Board of Directors recommends a vote “FOR” all nominees in Item 1.

Name	Director since	Occupation	Independent	Other public company / non-profit boards
Heather Bresch	2011	CEO of Mylan
Wendy Cameron	2002	Co-Owner of Cam Land LLC	X
Robert J. Cindrich	2011	President, Cindrich Consulting, LLC	X	Allscripts Healthcare Solutions, Inc.
Robert J. Coury	2002	Executive Chairman of the Board of Mylan
Neil Dimick, C.P.A.	2005	Former EVP and CFO of Amerisource Bergen Corporation (currently retired)	X	WebMD Health Corp.; Thoratec Corporation; and Resources Connection, Inc.
Melina Higgins	2013	Former Partner and Managing Director at Goldman Sachs (currently retired)	X
Douglas J. Leech, C.P.A.	2000	Founder and Principal of DLJ Advisors	X	United Bankshares, Inc.
Rajiv Malik	2013	President of Mylan
Joseph C. Maroon, M.D.	2003	Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, UPMC; Team neurosurgeon for the Pittsburgh Steelers	X
Mark W. Parrish	2009	Chairman and CEO of Trident USA Health Services	X	Omnicell, Inc.
Rodney L. Piatt, C.P.A.	2004	Lead Independent Director and Vice Chairman of Mylan; President and owner of Horizon Properties Group, LLC; CEO of Lincoln Manufacturing, Inc.	X
C.B. Todd	1993	Former President and Chief Operating Officer of Mylan (currently retired)	X
Randall L. (Pete) Vanderveen, Ph.D, R.Ph	2002	Dean, John Stauffer Decanal Chair of the School of Pharmacy, University of Southern California	X

See pages 3 to 7 for a discussion of the Director nominees, their backgrounds, and the Board’s reasons for nominating them.

Proxy Summary

Item 2:  Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2013

The Board of Directors recommends a vote “FOR” shareholder ratification of Deloitte & Touche LLP as the Company’s independent auditor for 2013.

See page 17 for a discussion of the services provided by Deloitte & Touche LLP.

Item 3:  Advisory Vote on Executive Compensation

Our compensation programs are designed to attract, retain, and motivate the talented people who continue to lead your Company from success to success – and to pay for performance. Our compensation programs are described in detail in this Proxy. As demonstrated above, 2012 performance set new records for Mylan and compensation is highly aligned with total shareholder return. The Board of Directors recommends a vote “FOR” the Company’s executive compensation programs described in this Proxy Statement.

See pages 18 to 44 for a discussion of Mylan’s 2012 executive compensation.

Item 4:  Shareholder Proposal

A shareholder has submitted a proposal that the Board adopt a mandatory policy requiring a non-executive Chairman of the Board. As discussed below, the Board believes that this proposal is unsupported, without merit, and would serve to dismantle the very management team that has produced record performance and outstanding shareholder value. The Board recommends a vote “AGAINST” this proposal.

See pages 46 to 50 for a discussion of this shareholder proposal.

Reconciliation of Non-GAAP Financial Measures

This Proxy Statement includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures, including adjusted revenue, adjusted net earnings, adjusted diluted EPS, adjusted EBITDA, adjusted pre-tax income, adjusted interest, return on invested capital, adjusted tax rate, and adjusted operating cash flow, are presented in order to supplement the reader’s understanding and assessment of the Company’s actual financial performance. Management uses these measures internally for forecasting, budgeting and measuring operating performance. Appendix A to this Proxy Statement contains reconciliations of such non-GAAP financial measures to Mylan’s results reported under GAAP. We encourage readers to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most closely applicable GAAP measures set forth in Appendix A, and readers should consider these non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Voting Rights, Proxies and Solicitation

General

We are furnishing this Proxy Statement to shareholders of Mylan Inc., a Pennsylvania corporation (“Mylan” or the “Company”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the 2013 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof. The Annual Meeting is scheduled to be held on Friday, May 24, 2013, at 10:30 a.m. (ET), at the Sofitel Washington DC Lafayette Square, 806 15th Street, NW, Washington, D.C. 20005, for the purposes set forth in the accompanying Notice of Annual Meeting. We are mailing this Proxy Statement and the enclosed proxy card to shareholders on or about April 12, 2013.

Your Board has fixed the close of business on March 22, 2013 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on the Record Date, there were 382,710,089 shares of Mylan common stock, par value $0.50 per share (“Common Stock”), outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. Shareholders do not have cumulative voting rights.

Quorum

Holders of a majority of the outstanding shares of Mylan Common Stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum. Proxies marked as abstaining and proxies returned by brokers as “non-votes” because they have not received voting instructions from the beneficial owners of the shares each will be treated as shares present for purposes of determining the presence of a quorum.

Voting

Shareholders may cast their votes at the meeting, over the Internet, by submitting a printed proxy card, or by calling a toll-free number.

If you vote by proxy, the individuals named on the enclosed proxy card will vote your shares in the manner that you indicate. If you do not specify voting instructions, then the proxy will be voted in accordance with recommendations of the Board, as described in this Proxy Statement. If any other matter properly comes before the Annual Meeting, the designated proxies will vote on that matter in their discretion.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed instruction card in the enclosed postage-paid envelope or contact your broker, bank nominee or other institution to determine whether you will be able to vote over the Internet or by telephone.

If you come to the Annual Meeting to cast your vote in person and you are holding your shares in a brokerage account or through a bank or other nominee (“street name”), you will need to bring a legal proxy obtained from your broker, bank or nominee that authorizes you to vote your shares in person.

Your vote is important. We encourage you to sign and date your proxy card and return it in the enclosed postage-paid envelope, or to vote over the Internet or by telephone, so that your shares may be represented and voted at the Annual Meeting.

Revoking a Proxy

You may revoke your proxy at any time before it is voted by submitting another properly executed proxy showing a later date, by: filing a written notice of revocation with Mylan’s Corporate Secretary; casting a new vote over the Internet or telephone; or voting in person at the Annual Meeting. The contact information for the Company’s Corporate Secretary is provided in the section entitled “Communications With Directors” on page 53.

2013 Annual Meeting of Shareholders

Votes Required

Election of Directors

A Director nominee must receive a majority of the votes cast; in other words, the number of shares voted “for” a Director must exceed 50% of the votes cast with respect to that Director. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the outcome of the vote.

If a Director receives less than a majority of the votes cast, the Director shall submit his or her resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee. The Committee will then make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results.

You may vote either “FOR”, “AGAINST”, or “ABSTAIN” with respect to each nominee for the Board.

Plurality voting will apply to contested elections. For example, if there are more Director nominees than there are Board positions available, the nominees receiving the most votes cast regardless of whether they received a majority of votes cast will be elected to the available Board positions. There is no contested election at this year’s meeting.

Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm; Advisory Vote on Executive Compensation; and Consideration of a Shareholder Proposal.

The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, the advisory non-binding vote on executive compensation, and the consideration of the shareholder proposal requesting adoption of a policy to have an independent Chairman of the Board will require the affirmative vote of a majority of the votes cast by shareholders entitled to vote. Abstentions and broker non-votes, if any, are not considered votes cast and will have no effect on the outcome of the vote on any of these proposals.

If the selection of Deloitte & Touche LLP is not ratified by shareholders, the Audit Committee will reconsider its recommendation.

Multiple Shareholders Sharing the

Same Address

In accordance with the notices previously sent to street name shareholders who share a single address, we are sending only one Proxy Statement to that address unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate Proxy Statement, we will promptly deliver the requested documents upon written or oral request to Mylan’s Corporate Secretary. If you are receiving multiple copies of this Proxy Statement, you can request householding by contacting Mylan’s Corporate Secretary. The contact information for the Company’s Corporate Secretary is stated under the section entitled “Communications With Directors” on page 53.

Proxy Solicitation

Mylan will bear the cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement and any additional materials furnished by our Board to shareholders. Proxies may be solicited by Directors, officers and employees of Mylan and its subsidiaries without additional compensation. Copies of solicitation material will be furnished to brokerage firms, banks and other nominees holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. If asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram, facsimile, Internet, and personal solicitation by our Directors, officers or other employees. In addition, the Company has retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in soliciting proxies at a cost of approximately $10,000 plus expenses.

Item 1—Election of Directors

Mylan’s Board currently consists of 13 members. All nominees listed below have previously been elected as Directors by shareholders, except for Ms. Higgins and Mr. Malik, who were appointed as Directors of the Company by the Board on February 6, 2013. Our Directors are elected to serve for a one-year term and until his or her successor is duly elected and qualified. Each of the 13 nominees listed below has consented to act as a Director of Mylan if elected. If, however, a nominee is unavailable for election at the time of the Annual Meeting, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the Annual Meeting.

Director Nominees

Information about each Director nominee is set forth below, including the nominee’s principal occupation and business experience, other directorships, age and tenure on the Company’s Board.

Name, Age and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Heather Bresch Age 43 2011

Ms. Bresch has served as Mylan’s CEO since January 1, 2012. Throughout her 20-year career with Mylan, Ms. Bresch has held roles of increasing responsibility in more than 15 functional areas. Prior to becoming CEO, Ms. Bresch served as Mylan’s President from July 2009 and was responsible for the day-to-day operations of the Company. Before that, she served as Mylan’s Chief Operating Officer and Chief Integration Officer from October 2007 to July 2009, leading the successful integration of two transformational international acquisitions – Matrix Laboratories and Merck KGaA’s generics and specialty pharmaceuticals businesses. During her career, Ms. Bresch has championed initiatives aimed at improving product quality and removing barriers to patient access to medicine, including working to improve access to treatment for HIV/AIDS patients and better ensuring the quality of pharmaceutical products sold in the United States. Ms. Bresch’s extensive industry and leadership experience and abilities, as well as her judgment and unique and in-depth knowledge about the Company, led the Board to again nominate Ms. Bresch as a Director.

Wendy Cameron Age 53 2002

Ms. Cameron has served as Director and Co-Owner of Cam Land LLC, a harness racing business in Washington, Pennsylvania, since January 2003. From 1981 to 1998, she was Vice President, Divisional Sales & Governmental Affairs, Cameron Coca-Cola Bottling Company, Inc. Ms. Cameron served as Chairman of the Washington Hospital Board of Trustees and of the Washington Hospital Executive Committee until she stepped down in 2012. She had been a member of the hospital’s Board of Trustees since 1997 and a member of the Washington Hospital Foundation Board since 1993. In addition to being a business owner and having held an executive position with one of the nation’s largest bottlers for nearly 20 years, Ms. Cameron’s 11-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Ms. Cameron gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as her commitment to community service, leadership experience, and judgment, led the Board to again nominate Ms. Cameron as a Director.

 2013 Annual Meeting of Shareholders

 Director Nominees (continued)

Name, Age and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Robert J. Cindrich Age 69 2011

Since February 2011, Mr. Cindrich has served as the President of Cindrich Consulting, LLC, a business and healthcare consulting company that advises clients on corporate governance, compliance, and business strategies. In May 2012, he joined the Board of Directors of Allscripts Healthcare Solutions, Inc., which provides healthcare information technology solutions. From 2004 through 2012, Mr. Cindrich served as a senior advisor to the Office of the President of the University of Pittsburgh Medical Center (“UPMC”), a global health enterprise. From 2004 through 2011, Mr. Cindrich was the Chief Legal Officer of UPMC. From 1994 through 2004, Mr. Cindrich served as a judge on the United States District Court for the Western District of Pennsylvania. Prior to that appointment, he was active as an attorney in both government and private practice, including positions as the Allegheny County Assistant Public Defender and Assistant District Attorney, and as the U.S. Attorney for the Western District of Pennsylvania. Mr. Cindrich’s extensive legal and leadership experience, as well as his in-depth knowledge of the healthcare industry and judgment, led the Board to again nominate Mr. Cindrich as a Director.

Robert J. Coury Age 52 2002

Mr. Coury has served as Chairman of the Board of Mylan since May 2009, and as Executive Chairman since January 1, 2012. Prior to serving as Chairman, he served as Vice Chairman of the Board commencing in March 2002. Mr. Coury also served as Mylan’s Chief Executive Officer from September 2002 to December 31, 2011. Under Mr. Coury’s direction, the Company has experienced outstanding growth and performance and has transformed into a global industry leader and a supplier of high-quality pharmaceutical products. Under his leadership, the Company executed the transformational acquisitions of Matrix Laboratories Limited and Merck KGaA’s generics and specialty pharmaceutical businesses, and has grown from a 2,500 employee, U.S.-based company to a world-renowned global company with a workforce of over 20,000 employees operating in approximately 140 countries. Before joining Mylan, he was Chief Executive Officer and principal owner of Coury Consulting, L.P., a Pittsburgh, Pennsylvania corporate advisory firm that he founded in 1989. Mr. Coury’s prior business experience, his in-depth knowledge of the Company, its businesses, and management, and his leadership experience as the Company’s CEO, as well as his judgment, strategic vision, and service as Vice Chairman and then Chairman of the Board for over ten years – the most transformational time in the Company’s history – led the Board to again nominate Mr. Coury as a Director.

Neil Dimick, C.P.A.* Age 63 2005

Currently retired, Mr. Dimick previously served as Executive Vice President and Chief Financial Officer of Amerisource Bergen Corporation, a wholesale distributor of pharmaceuticals, from 2001 to 2002. From 1992 to 2001, he was Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, a wholesale drug distributor. Prior to that experience, Mr. Dimick served as a partner with Deloitte & Touche LLP for 8 years. Mr. Dimick also serves on the Boards of Directors of WebMD Health Corp., Thoratec Corporation, and Resources Connection, Inc. Mr. Dimick served on the Board of Directors of HLTh Corporation from 2002 to 2009, at which time it was merged into WebMD Health Corp. Mr. Dimick’s 8-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Dimick gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as his substantial industry experience, business and accounting background, and judgment, led the Board to again nominate Mr. Dimick as a Director.

Item 1—Election of Directors

 Director Nominees (continued)

Name, Age and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Melina Higgins Age 45 2013

Currently retired, Ms. Higgins previously served as a Partner and Managing Director, and in other senior roles at Goldman Sachs during her nearly 20-year career at the firm. During her tenure at Goldman Sachs, Ms. Higgins served as a member of the Investment Committee of the Principal Investment Area, which oversaw and approved global private equity and private debt investments and was one of the largest alternative asset managers in the world. She also served as head of the Americas as well as co-chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds, which managed over $30 billion of assets and was the global leader in its industry. This experience, as well as her broader experience in finance and judgment, led the Board to nominate Ms. Higgins as a Director.

Douglas J. Leech, C.P.A.* Age 58 2000

Mr. Leech is the founder and principal of DLJ Advisors. From 1999 to 2011, he was Founder, Chairman, President and Chief Executive Officer of Centra Bank, Inc. and Centra Financial Holdings, Inc., prior to which he was Chief Executive Officer and President of Huntington National Bank. Mr. Leech is also on the Board of Directors of United Bankshares, Inc. Mr. Leech’s public accounting, audit and professional experience has provided him both financial and business expertise and leadership experience. In addition, his 13-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Leech gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as his years of business experience and judgment, led the Board to again nominate Mr. Leech as a Director.

Rajiv Malik Age 52 2013

Mr. Malik has served as Mylan’s President since January 1, 2012, before which he was Mylan’s Executive Vice President and Chief Operating Officer since July 2009, and Mylan’s Head of Global Technical Operations from January 2007 to July 2009. In addition to his oversight of day-to-day operations of the Company as President, Mr. Malik has been instrumental in identifying, evaluating and executing on significant business development opportunities, expanding and optimizing Mylan’s product portfolios and leveraging Mylan’s global research and development capabilities, among other important contributions. Previously, he served as Chief Executive Officer of Matrix Laboratories Limited (n/k/a Mylan Laboratories Limited) from July 2005 to June 2008. Prior to joining Matrix, he served as Head of Global Development and Registrations for Sandoz GmbH from September 2003 to July 2005. Prior to joining Sandoz, Mr. Malik was Head of Global Regulatory Affairs and Head of Pharma Research for Ranbaxy from October 1999 to September 2003. Mr. Malik’s extensive industry and leadership experience, his understanding of the Asia-Pacific region, and his knowledge about the Company and judgment led the Board to nominate him as a Director.

 2013 Annual Meeting of Shareholders

 Director Nominees (continued)

Name, Age and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

Joseph C. Maroon, M.D. Age 72 2003

Dr. Maroon is currently Professor, Heindl Scholar in Neuroscience and Vice Chairman of the Department of Neurosurgery, University of Pittsburgh Medical Center, and has held other positions at UPMC since 1998. He has also served as the team neurosurgeon for the Pittsburgh Steelers since 1981. From 1995 to 1998, Dr. Maroon was Professor and Chairman of the Department of Surgery at Allegheny General Hospital, and from 1984 to 1999 he was Professor and Chairman of the Department of Neurosurgery at Allegheny General Hospital. Dr. Maroon has earned numerous awards for his contributions to neurosurgery from various national and international neurological societies throughout his career, and patients travel from all over the world to seek his care. In addition, his 10-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Dr. Maroon gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Dr. Maroon’s exceptional medical and leadership experience and judgment, led the Board to again nominate Dr. Maroon as a Director.

Mark W. Parrish Age 57 2009

Mr. Parrish has served as Chairman and CEO of Trident USA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry, since 2008. Since January 2013, Mr. Parrish has served on the Board of Directors of Omnicell, Inc., a company that specializes in healthcare technology. From 2001 to 2007, Mr. Parrish held management roles of increasing responsibilities with Cardinal Health Inc. and its affiliates, including Chief Executive Officer of Healthcare Supply Chain Services for Cardinal Health from 2006 to 2007. Mr. Parrish also serves as President of the International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies, and senior adviser to Frazier Healthcare Ventures, a healthcare oriented growth equity firm. Mr. Parrish’s extensive industry, business, and leadership experience, knowledge of the healthcare industry, and judgment, led the Board to again nominate Mr. Parrish as a Director.

Rodney L. Piatt, C.P.A.* Age 60 2004

Mr. Piatt is the Lead Independent Director and has served as Vice Chairman of the Board of Mylan since May 2009. Since 1996, he has also been President and owner of Horizon Properties Group, LLC, a real estate and development company. Since 2003, Mr. Piatt has also served as Chief Executive Officer and Director of Lincoln Manufacturing Inc., a steel and coal manufacturing company. Mr. Piatt brings extensive experience to the Board as an auditor and a successful business owner. In addition, his 9-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Piatt gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as his financial and business expertise, leadership experience, and judgment, led the Board to again nominate Mr. Piatt as a Director.

Item 1—Election of Directors

 Director Nominees (continued)

Name, Age and Year First Became a Director	Principal Occupation and Business Experience; Other Directorships and Qualifications

C.B. Todd Age 79 1993

Currently retired, Mr. Todd served as President and Chief Operating Officer of Mylan from 2001 to 2002. From 1970 until his initial retirement from Mylan in 1999, he served Mylan in various capacities, including Senior Vice President (1987-1999), President, Mylan Pharmaceuticals (1991-1999), Senior Vice President, Mylan Pharmaceuticals (1987-1991), and Vice President-Quality Control, Mylan Pharmaceuticals (1978-1987). In addition to his long-term experience with and commitment to the Company as both an executive officer and Director spanning over 30 years, his most recent tenure on the Mylan Board has come during a period of massive growth at the Company, and Mr. Todd gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Mr. Todd’s years of experience in the industry and his judgment, led the Board to again nominate Mr. Todd as a Director.

Randall L. (Pete) Vanderveen, Ph.D., R.Ph Age 62 2002

Dr. Vanderveen has served as Dean, John Stauffer Decanal Chair of the School of Pharmacy, University of Southern California since September 2005. From 1998 to 2005, he served as Dean of the School of Pharmacy and Graduate School of Pharmaceutical Science and Professor of Pharmacy at Duquesne University, Pittsburgh, Pennsylvania, before which he was Assistant Dean and Associate Professor at Oregon State University, in Portland, Oregon from 1988 to 1998. Dr. Vanderveen has an extensive pharmaceutical and academic background. In addition, his 11-year tenure on the Mylan Board has come during a period of massive growth at the Company, and Dr. Vanderveen gained invaluable experience regarding the business, platforms, strategies, challenges, opportunities, and management of the Company, among other matters. This experience, as well as Dr. Vanderveen’s pharmaceutical and leadership experience and judgment, led the Board to again nominate Dr. Vanderveen as a Director.

 *   All C.P.A. distinctions in this Proxy Statement refer to “inactive” status.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES DISCUSSED ABOVE.

2013 Annual Meeting of Shareholders

Meetings of the Board

Your Board met 15 times in 2012. In addition to meetings of the Board, Directors attended meetings of individual Board Committees. All of the Directors attended at least 75% of the Board meetings and meetings of Board Committees of which they were a member during the periods for which he or she served. In addition to Board and Committee meetings, all members of the Board attended the 2012 Annual Meeting of Shareholders, except for Ms. Higgins, who was not a member of the Board at that time (Mr. Malik attended the 2012 Annual Meeting of Shareholders, but not as a member of the Board).

Non-management members of the Board meet in executive session from time to time. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management Directors. Rodney Piatt, the Vice Chairman of the Board, has been designated as the Lead Independent Director and presides at such executive sessions. For information regarding how to communicate with non-employee Directors as a group and one or more individual members of the Board, see “Communications With Directors” on page 53.

Board Committees

The standing Committees of the Board include the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, and the Science and Technology Committee. Each Committee operates under a written charter, current copies of which are available on the Company’s corporate website at http://investor.mylan.com under the heading “Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

The table below provides 2012 membership and meeting information for the noted Board Committees.

Director	Audit	Compensation	Compliance	Executive	Finance	Governance and Nominating	Science and Technology

Heather Bresch							X

Wendy Cameron		X				X

Robert J. Cindrich			X				X

Robert J. Coury				C

Neil Dimick, C.P.A.	C			X	C
Douglas J. Leech, C.P.A.	X				X	C

Joseph C. Maroon, M.D.		X					C

Mark W. Parrish			C		X

Rodney L. Piatt, C.P.A.	X	C		X	X	X

C.B. Todd			X
Randall L. (Pete) Vanderveen, Ph.D., R.Ph			X				X

Meetings during 2012	7	8	3	3	10	4	1
Ms. Higgins and Mr. Malik joined the Board in 2013 and are not included in the above chart.		C = Chairperson X = Member

Item 1—Election of Directors

Audit Committee and Audit Committee Financial Expert. The Audit Committee’s responsibilities include, among others, the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm; reviewing with the independent registered public accounting firm the scope of its audit plan and related fees and the results of its audit; reviewing the Company’s internal audit scope, plan and ongoing results; and reviewing with management both the Company’s financial statements and related disclosures and its assessment of the Company’s internal control over financial reporting. All of the members of the Audit Committee are independent Directors, as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (the “SEC”) and the NASDAQ listing standards. The Board has determined that each of the Audit Committee members—Mr. Dimick, Mr. Leech, and Mr. Piatt—is an “audit committee financial expert,” as that term is defined in the rules of the SEC. The Board has determined with regard to Mr. Dimick, who serves on the audit committees of more than three public companies, that such simultaneous service does not impair his ability to effectively serve on Mylan’s Audit Committee.

Compensation Committee. The Compensation Committee approves and reviews the Company’s compensation philosophy, strategy, and objectives, and oversees and approves the compensation program for the Company’s executive officers. The Compensation Committee plays a very active role, including the review of the Company’s compensation programs in light of industry practices, the Company’s strategic goals and emerging trends, executive retention needs, and performance, and seeks to ensure alignment with shareholder interests and strong links between executive pay and performance. The Compensation Committee also oversees the Company’s equity compensation and benefit plans. All of the members of the Compensation Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Compliance Committee. The Compliance Committee oversees and makes recommendations to the Board regarding the implementation, maintenance, and monitoring of the Company’s Corporate Compliance Program and Code of Business Conduct and Ethics. All of the members of the Compliance Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Executive Committee. The Executive Committee exercises those powers of the Board not otherwise limited by a resolution of the Board or by law during the intervals between meetings of the Board.

Finance Committee. The Finance Committee advises the Board with respect to material financial matters and transactions of the Company including, but not limited to, material mergers, acquisitions, and combinations with other companies; the establishment of credit facilities; potential financings with commercial lenders; the issuance and repurchase of the Company’s debt and equity securities; and swaps and other derivatives transactions. All of the members of the Finance Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Governance and Nominating Committee. The Governance and Nominating Committee (the “G&N Committee”) is responsible for, among other matters, recommending to the Board candidates for nomination to the Board and principles of the Company’s corporate governance. All of the members of the G&N Committee are independent Directors as defined in the applicable NASDAQ listing standards.

Science and Technology Committee. The Science and Technology Committee serves as a sounding board for management and, at the Board’s request, reviews management and third-party presentations regarding emerging scientific developments, reviews new technology in which the Company is investing, and reviews the overall strategy and direction of the Company’s research and development program.

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board and consistent with the Company’s Corporate Governance Principles, the G&N Committee has adopted the following criteria with regard to traits, abilities and experience that the Board looks for in determining candidates for election to the Board:

•	Directors should be of the highest ethical character and share the values of the Company.

•	Directors should have personal and/or professional reputations that are consistent with the image and reputation of the Company.

•	Directors should have relevant expertise and experience and be able to offer advice and guidance to executive management based on that expertise and experience.

•	Directors should have the ability to exercise sound business judgment.

2013 Annual Meeting of Shareholders

In addition, a majority of the members of the Board should be “independent,” not only as that term may be defined legally or mandated by the applicable NASDAQ listing standards, but also without the appearance of any conflict in serving as a Director. For a Director to be considered independent, the Board must determine that he or she does not have any material relationship with the Company, either directly or indirectly (other than in his or her capacity as a Director).

While the G&N Committee does not have a formal policy with respect to diversity, the Committee and the Board as a whole believe that it is important for Board members to represent diverse viewpoints, and further that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities.

The G&N Committee identifies new potential nominees by, among other things, asking current Directors and executive officers to notify the G&N Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The G&N Committee may, from time to time, engage firms that specialize in identifying Director candidates.

The G&N Committee also will consider Director candidates properly submitted by shareholders. In considering candidates submitted by shareholders, the G&N Committee will take into consideration the needs of the Board and the qualifications of the candidate, including, among other things, those traits, abilities, and experiences described above. Any submission to the G&N Committee of a proposed candidate for consideration must include the name of the proposing shareholder and evidence of such person’s ownership of Mylan stock, and the name of the proposed candidate, his or her resume or a listing of his or her qualifications to be a Director of the Company, and the proposed candidate’s signed consent to be named as a Director if recommended by the G&N Committee and elected by the Board. Such information will be considered by the Chairman of the G&N Committee, who will present the information on the proposed candidate to the entire G&N Committee and subsequently, if recommended by the Committee, to the Board.

Any shareholder recommendation of a proposed candidate must be sent to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317, not later than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.

Once a person has been identified by the G&N Committee as a potential candidate, the G&N Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the G&N Committee determines that the candidate warrants further consideration, the Chairman or another member of the G&N Committee will contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the G&N Committee will request information from the candidate, review the candidate’s accomplishments and qualifications, including in light of any other candidates that the G&N Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, G&N Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The G&N Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Ms. Higgins was recommended for consideration by the Governance and Nominating Committee by a current member of the Board.

Director Independence

The Board has determined that Ms. Cameron, Mr. Cindrich, Mr. Dimick, Ms. Higgins, Mr. Leech, Dr. Maroon, Mr. Parrish, Mr. Piatt, Mr. Todd, and Dr. Vanderveen have no material relationships with the Company, and has concluded that they are independent Directors under the applicable NASDAQ listing standards. With respect to Messrs. Leech, Piatt, and Todd, the Board considered their past relationships with the Company, which relationships are no longer in existence, and determined that such past relationships are not material. Mr. Coury, Ms. Bresch, and Mr. Malik are not independent Directors due to their current service as the Company’s Executive Chairman, Chief Executive Officer, and President, respectively.

Board Education

From time-to-time the Board or individual Board members participate in Director educational programs. Most recently, in February 2013, all Board members participated in several days of educational programs conducted by senior management and external advisors.

Item 1—Election of Directors

Board of Directors Leadership Structure

Mylan’s Board annually elects one of its own members as the Chairman of the Board. Mr. Coury has served as the Chairman of the Board since being appointed in May 2009. The independent Directors on the Board believe that Mr. Coury’s extensive knowledge of the industry, Mylan’s businesses and global platform, management, and the opportunities and challenges anticipated in the future make him the ideal person to lead the Board at this time in the Company’s history. Mr. Coury previously served as Chief Executive Officer of the Company from September 2002 to the end of 2011. Effective January 1, 2012, Mr. Coury was elected as Executive Chairman of the Board. At that time, the Board also appointed Ms. Bresch as Chief Executive Officer. See “Compensation Discussion and Analysis” on page 18 for a discussion of these enhancements to the Company’s corporate leadership structure.

Although the Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, the Board strongly believes that this new, enhanced management structure is ideal for Mylan at this time in its history, and that it has produced outstanding results for shareholders. The Board believes that the Company and its shareholders have benefited and continue to benefit from the respective leadership, judgment, and experience of the Executive Chairman, Mr. Coury, and the Chief Executive Officer, Ms. Bresch, both of whom share a vision for the Company that is consistent with the Board’s philosophy.

This determination is based on, among other factors, the performance of the Company and your Board’s deep and unique knowledge of the complexity, size, and dramatic growth of the Company, the Company’s businesses, operations, vision, and strategies, the respective talents and capabilities of our fellow Directors and management, and the opportunities and challenges anticipated in the future.

In addition to the enhanced management structure, in 2012, the Board appointed Mr. Piatt as Lead Independent Director based on, among other factors, Mr. Piatt’s long tenure as a Director of the Company, outstanding business judgment, recognized leadership abilities, and strong independence. The Board believes that this appointment only further enhances the Board’s already strong independent oversight of the Company. As Lead Independent Director, Mr. Piatt has authority to preside at executive sessions of the Board and at meetings of the Board where the Chairman is not present; has the authority to call meetings of the non-employee Directors; and he serves on the Executive Committee of the Board of Directors. In addition, the Lead Independent Director has authority to approve meeting agendas, schedules, and information sent to the Board, and serves as the point person for shareholders wishing to communicate with the Board and as a liaison between the Chairman and independent Directors.

Our governance structure also provides effective oversight by the Board in the following additional ways:

•	Ten of the thirteen members of our Board are independent;

•	The Board has established robust corporate governance principles, which are publicly available on our website;

•	The Audit, Compensation, Compliance, Finance and G&N Committees are all composed entirely of independent Directors; and

•	The Board has unrestricted access to management and can retain subject matter experts and advisors to consult on any matter brought before the Board or any of its committees.

Board of Directors Risk Oversight

The Board’s independent Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board. The Audit Committee focuses on financial reporting risk and oversight of the internal audit function. It receives reports from management at least quarterly regarding, among other matters, the Company’s assessment of risks and the adequacy and effectiveness of internal controls. The Audit Committee also receives reports from management addressing risks impacting the day-to-day operations of the Company. Mylan’s internal audit function meets with the Audit Committee on at least a quarterly basis to discuss any potential risk or control issues. The Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile. The full Board focuses on the most significant risks facing the Company and the Company’s general risk management strategy, and also seeks to ensure that risks undertaken by the Company are consistent with the Board’s risk management expectations. While the Board oversees the Company’s overall risk management strategy, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is a highly effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

2013 Annual Meeting of Shareholders

In addition, the independent Compensation Committee is responsible for overseeing the Company’s compensation risk as discussed further beginning on page 32 under “Consideration of Risk in Company Compensation Policies.”

Also, the independent Compliance Committee is responsible for overseeing the Company’s corporate compliance program and related policies and controls.

Code of Ethics; Corporate Governance Principles; Code of Business Conduct and Ethics

The Board has adopted a Code of Ethics for the Chief Executive Officer, Chief Financial Officer, and Corporate Controller. The Board also has adopted Corporate Governance Principles as well as a Code of Business Conduct and Ethics applicable to all Directors, officers, and employees. Current copies of the Code of Ethics, the Corporate Governance Principles, and the Code of Business Conduct and Ethics are posted on the Company’s website at http://investor.mylan.com under the heading “Corporate Governance.” Copies of the Code of Ethics, the Corporate Governance Principles, and the Code of Business Conduct and Ethics are also available in print to shareholders upon request, addressed to Mylan’s Corporate Secretary at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317. The Company intends to post any amendments to or waivers from the Code of Ethics on its website.

Non-Employee Director Compensation for 2012

The following table sets forth information concerning the compensation earned by the non-employee Directors for 2012. Directors who are also employees of the Company do not receive any consideration for their service on the Board. A discussion of the elements of non-employee Director compensation follows the table.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)	RSUs ($) (2)	All Other Compensation ($)	Total ($)
Wendy Cameron	85,000	87,501	109,368	—	281,869
Robert J. Cindrich	80,000	87,501	109,368	—	276,869
Neil Dimick, C.P.A.	105,000	87,501	109,368	—	301,869
Douglas J. Leech, C.P.A.	92,500	87,501	109,368	—	289,369
Joseph C. Maroon, M.D.	90,000	87,501	109,368	—	286,869
Mark W. Parrish	85,000	87,501	109,368	—	281,869
Rodney L. Piatt, C.P.A.	112,500	87,501	109,368	—	309,369
C.B. Todd	77,500	87,501	109,368	11,749 (3)	286,118
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	80,000	87,501	109,368	—	276,869

(1)	Ms. Higgins joined the Board in February 2013 and did not receive compensation as a Director of the Company in 2012.

(2)	Represents the grant date fair value of the specific award granted to the Director. Option awards and restricted stock unit (“RSU”) awards granted in 2012 vest on May 4, 2013. For information regarding assumptions used in determining such amount, please refer to Note 11 to the Company’s Consolidated Financial Statements contained in its Annual Report for the year ended December 31, 2012 on Form 10-K (the “Form 10-K”), filed with the SEC. The aggregate shares subject to stock options held by the non-employee Directors as of December 31, 2012 are as follows: Ms. Cameron, 109,928; Mr. Cindrich, 24,022; Mr. Dimick, 69,928; Mr. Leech, 65,648; Dr. Maroon, 109,928; Mr. Parrish, 47,795; Mr. Piatt, 109,928; Mr. Todd, 109,928; and Dr. Vanderveen, 109,928. The aggregate, unvested RSUs held by each of the non-employee Directors as of December 31, 2012, were 5,208.

(3)	Represents the aggregate incremental cost to the Company of the personal use of Company-owned aircraft. For a summary of how this amount is calculated, please see footnote (b) to the Summary Compensation Table on page 35.

The non-employee Directors receive $75,000 per year in cash compensation for their service on the Board. Non-employee Directors are also reimbursed for actual expenses relating to meeting attendance.

In addition:

•	The Chairperson of the Audit Committee receives an additional fee of $25,000 per year;

•	The Chairperson of the Compensation Committee receives an additional fee of $15,000 per year;

•	The Chairpersons of the Finance Committee, the G&N Committee, the Compliance Committee, and the Science and Technology Committee each receive an additional fee of $7,500 per year;

•	Each member of the Audit Committee and the Compensation Committee receives an additional fee of $7,500 per year;

•	Each member of the Finance Committee, the G&N Committee, and the Compliance Committee and each independent member of the Science and Technology Committee receives an additional fee of $2,500 per year, for each Committee on which they serve; and

•	Mr. Piatt, as the Lead Independent Director, receives an additional fee of $15,000 per year.

Non-employee Directors, at the discretion of the full Board, are eligible to receive stock options or other awards under the 2003 Long-Term Incentive Plan (the “2003 Plan”). At the Board’s annual meeting following the Annual Meeting of Shareholders in May 2012, each non-employee Director was granted an option to purchase 13,158 shares of Common Stock, at an exercise price of $21.00 per share, the closing price per share of the Company’s Common Stock on the date of grant, which option vests on the first anniversary of the date of grant, and 5,208 restricted stock units, also vesting on the first anniversary of the grant date.

In 2013, the Board adopted stock ownership requirements for non-employee Directors. Directors are required to hold shares valued at three times their annual retainer as long as they remain on the Board. Board members have five years from the later of the adoption of the policy and their election to the Board to achieve this requirement. The policy was adopted to further demonstrate the alignment of Directors’ interests with shareholders for the duration of their service. All Directors, except for Mr. Cindrich and Ms. Higgins, are in compliance with the requirement. Mr. Cindrich joined the Board in March 2011, and he has until January 2018 to satisfy these ownership requirements. Ms. Higgins joined the Board in February 2013, and she has until February 2018 to satisfy these ownership requirements.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth information regarding the beneficial ownership of Mylan Common Stock as of March 26, 2013 by the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers of the Company who were serving at the end of 2012, as well as by our Directors, and by all Directors and executive officers of the Company as a group (based on 380,871,467 shares of Common Stock outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person is also considered to beneficially own shares that he or she has the right to acquire within 60 days of March 26, 2013. To the Company’s knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all of the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 Days		Percent of Class
Heather Bresch	230,956	(1)	618,448		*
Wendy Cameron	40,928		115,136	(2)	*
Robert J. Cindrich	4,576		29,230	(3)	*
Robert J. Coury	1,087,411	(4)	879,333		*
Neil Dimick, C.P.A.	26,928		75,136	(5)	*
Melina Higgins	—		—		*
Harry Korman	117,396	(6)	64,195		*
Douglas Leech, C.P.A.	31,848		70,856	(7)	*
Rajiv Malik	231,758		511,242		*
Joseph C. Maroon, M.D.	28,228		115,136	(7)	*
Mark W. Parrish	16,101		53,003	(7)	*
Rodney L. Piatt, C.P.A.	57,228		115,136	(7)	*
John D. Sheehan, C.P.A.	31,133		180,670	(8)	*
C.B. Todd	224,428	(9)	115,136	(10)	*
Randall L. (Pete) Vanderveen, Ph.D., R.Ph	22,228		115,136	(11)	*
All Directors, nominees and executive officers as a group (17 persons, including Anthony Mauro and Daniel C. Rizzo, Jr., C.P.A.)	2,237,538	(12)	3,176,369	(13)	1.41%
*	Less than 1%
(1)	Includes 1,157 shares held in Ms. Bresch’s 401(k) account.
(2)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(3)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(4)	Includes 4,957 shares held in Mr. Coury’s 401(k) account.
(5)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(6)	Includes 1,001 shares held in Mr. Korman’s 401(k) account.
(7)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(8)	Includes 5,333 restricted stock units (vesting on April 1, 2013), all of which were granted under the 2003 Plan.
(9)

Includes (i) 37,500 shares held by the C.B. Todd Revocable Trust and (ii) 168,747 shares held by the Mary Lou Todd Trusts B, C and C-1. As of April 12, 2013, the shares held by the C.B. Todd Revocable Trust were pledged as partial security for the guaranty of a loan made on November 5, 2009. Mr. Todd’s pledge meets the requirements of Mylan’s Anti-Hedging and Pledging Policy.

(10)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(11)	Includes 5,208 restricted stock units (vesting on May 4, 2013) and 13,158 stock options (vesting on May 4, 2013), all of which were granted under the 2003 Plan.
(12)	See notes (1), (4), (6) and (12). Includes 13,071 shares held in the executive officers’ 401(k) accounts.
(13)

See notes (2), (3), (5), (7), (8), (9), (10), (12), and (13). Includes 52,205 restricted stock units, 118,422 stock options, and 20,322 performance stock units granted under the 2003 Plan which will vest within 60 days of March 26, 2013.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of the shareholders known to management to own beneficially more than five percent of the Company’s Common Stock as of February 14, 2013:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. (1)	32,913,067	8.08%

40 East 52nd Street, New York, NY 10022

The Vanguard Group, Inc. (2)	26,070,166	6.39%

100 Vanguard Blvd., Malvern, PA 19355

Paulson & Co. Inc. (3)	24,503,400	6.01%

1251 Avenue of the Americas, New York, NY 10020

(1)	As reported in Form 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2013. BlackRock, Inc. has sole voting and dispositive power over all 32,913,067 shares.
(2)	As reported in Form 13G/A filed by The Vanguard Group, Inc. with the SEC on February 12, 2013. The Vanguard Group, Inc. has sole dispositive power over 25,394,205 shares, and sole voting power over 718,761 shares, and shared dispositive power over 675,961 shares.
(3)	As reported in Form 13G filed by Paulson & Co. Inc. with the SEC on February 14, 2013. Paulson & Co. Inc. has sole voting and dispositive power over all 24,503,400 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all Directors and certain executive officers and persons who own more than 10% of a registered class of Mylan’s equity securities to file with the SEC within specified due dates reports of ownership and reports of changes of ownership of Mylan Common Stock and other equity securities. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based on reports and written representations furnished to us by these persons, we believe that all Mylan Directors and relevant executive officers complied with these filing requirements during 2012.

Executive Officers

The names, ages, and positions of Mylan’s executive officers and Named Executive Officers as of March 22, 2013, are as follows:

Heather Bresch	43	Chief Executive Officer
John D. Sheehan, C.P.A.	52	Executive Vice President, Chief Financial Officer
Rajiv Malik	52	President
Harry Korman	55	Executive Vice President and Chief Operating Officer
Daniel C. Rizzo, Jr., C.P.A.	50	Senior Vice President, Chief Accounting Officer, Corporate Controller
Anthony Mauro	40	President, North America
Robert J. Coury	52	Executive Chairman of the Board

See “Item 1—Election of Directors—Director Nominees” for a description of the business experience of Ms. Bresch, Mr. Malik, and Mr. Coury.

Mr. Sheehan has served as Mylan’s Executive Vice President, Chief Financial Officer, and principal financial officer since April 2010. Prior to joining Mylan, he served as Chief Financial Officer of Delphi Automotive LLP (“Delphi”). In addition to serving as the Chief Financial Officer for Delphi, Mr. Sheehan held several senior management positions, including Chief Restructuring Officer, Chief Accounting Officer, and Controller after joining that company in 2002. Prior to joining Delphi, Mr. Sheehan was a partner at KPMG LLP, a global professional accounting firm.

Mr. Korman has served as Mylan’s Executive Vice President and Chief Operating Officer since January 1, 2012. Prior to that, he was the Senior Vice President and President, North America of Mylan since October 2007. From February 2005 to December 2009, he served as President of Mylan Pharmaceuticals Inc. Since joining Mylan through its acquisition of UDL Laboratories (n/k/a Mylan Institutional) in 1996, Mr. Korman has held several other positions of increasing responsibility, including President of UDL and Vice President of Sales and Marketing for Mylan Pharmaceuticals.

Mr. Rizzo has served as the Company’s Corporate Controller since June 2006, and as principal financial officer from October 2009 to March 2010. He joined the Company as Vice President, Chief Accounting Officer and Corporate Controller in June 2006. Prior to that time, he served as Vice President and General Controller of Hexion Specialty Chemicals, Inc. from October 2005 to May 2006, and from September 1998 to September 2005 he served as Vice President and Corporate Controller (and principal accounting officer) at Gardner Denver, Inc.

Mr. Mauro has served as President, North America of Mylan since January 1, 2012. He served as President of Mylan Pharmaceuticals Inc. from 2009 through February 5, 2013. In his 16 years at Mylan, Mr. Mauro has held roles of increasing responsibility including President of Mylan Pharmaceuticals Inc., Chief Operating Officer for Mylan Pharmaceuticals ULC in Canada, Vice President of Strategic Development, North America, and Vice President of Sales, North America.

Officers of Mylan who are appointed by the Board can be removed by the Board, and officers appointed by the Chief Executive Officer can generally be removed by her.

Item 2—Ratification of Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm

The Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2013, and has directed that management submit the selection of Deloitte & Touche LLP as the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders, and will be given an opportunity to make a statement if he or she desires to do so.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Mylan’s bylaws or otherwise. However, if shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Registered Public

Accounting Firm’s Fees

Deloitte & Touche LLP served as Mylan’s independent registered public accounting firm during 2012 and 2011, and no relationship exists other than the usual relationship between independent registered public accounting firm and client. Details about the nature of the services provided by, and the fees the Company paid to, Deloitte & Touche LLP for such services during 2012 and 2011 are set forth below.

	Dollars in Millions
	2012	2011

Audit Fees (1)	$ 5.6	$ 6.2

Audit-Related Fees (2)	0.2	0.1

Tax Fees (3)	0.2	0.2

All Other Fees (4)	—	0.1

Total Fees	$ 6.0	$ 6.6

(1)	Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and consultation on accounting, reporting and disclosure matters.

(2)	Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including the audit of the Company’s employee benefit plans, comfort letters, certain SEC filings and other agreed upon procedures.

(3)	Represents fees related primarily to tax return preparation and tax compliance support services.

(4)	Represents fees related primarily to advisory services performed in 2011.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy regarding pre-approval of audit, audit-related, tax, and other services that the independent registered public accounting firm may perform for the Company. Under the policy, the Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by certain services that are pre-approved annually by the Audit Committee. The policy also prohibits the engagement of the independent registered public accounting firm for non-audit related financial information systems design and implementation, for certain other services considered to have an impact on independence, and for all services prohibited by the Sarbanes-Oxley Act of 2002. All services performed by Deloitte & Touche LLP during 2012 and 2011 were pre-approved by the Audit Committee in accordance with its policy.

Executive Compensation for 2012

Compensation Discussion and Analysis

The Board believes that the outstanding growth and performance of Mylan during the past decade is directly related to the extraordinary talents of Mylan’s senior executives and the other members of the Company’s global workforce. Our compensation program is designed to attract highly qualified employees, support retention, and inspire continued performance, as well as to align compensation with performance and shareholder interests. The following discussion addresses:

•	The Company’s Outstanding Financial Performance Over the Past Five Years (p. 18).

•	The Company’s Record Financial Performance in 2012 (p. 20).

•	The Strong Alignment Between Executive Pay and Performance in 2012 (p. 21).
•	The Rationale for and Benefits of Key Business and Leadership Changes in 2012 (p. 22-23).

•	Our Comprehensive Response to the 2012 Say-on-Pay Vote (p. 24).

•	The Company’s 2012 Elements of Compensation (p. 25-29).

The Company’s Named Executive Officers for 2012 were:

Executive	Current Position

Heather Bresch	Chief Executive Officer

John D. Sheehan, C.P.A.	EVP and Chief Financial Officer

Rajiv Malik	President

Harry Korman	EVP and Chief Operating Officer

Robert J. Coury	Executive Chairman of the Board

Outstanding Financial Performance

Consistent Performance Over The Past Five Years. Mylan has achieved outstanding short-term and long-term growth over the past 5 years.

*	2008 and 2009 total adjusted revenue, as well as adjusted EBITDA and adjusted diluted EPS differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to Mylan’s results reported under GAAP.
(a) $ in millions.

Executive Compensation for 2012

In addition, the Company’s total shareholder return (“TSR”) has dramatically outperformed both the S&P 500 Index and the S&P 500 Pharmaceuticals Index over the past 1, 3, and 5 years.

* TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2012.

2013 Annual Meeting of Shareholders

Mylan also has continued to enhance shareholder value by increasing returns on invested capital.

Increasing Return on Invested Capital*

*	See Appendix A for a reconciliation of this non-GAAP financial measure to Mylan’s results reported under GAAP.

Outstanding 2012 Performance. In 2012, Mylan had the strongest year in its history to date, with significant year-over-year growth and record revenues, adjusted EBITDA, adjusted earnings per share, and adjusted free cash flow.

*

Adjusted EBITDA, adjusted diluted EPS, and adjusted free cash flow differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to Mylan’s results reported under GAAP.

(a) $ in millions.

Executive Compensation for 2012

With a dedicated focus on operational execution, Mylan generated a record of approximately $1.1 billion of adjusted operating cash flows in 2012. The Company also bought back $1 billion of the Company’s stock, representing more than 10% of outstanding shares. As a result of strong balance sheet management, during 2012 the Company was raised to investment-grade credit status by the major U.S. credit-rating agencies.

Mylan’s consistency of execution and financial accomplishments were clearly recognized by investors, as Mylan’s stock price rose to an all-time historical high in 2012.

Strong Alignment of CEO Pay with Company Performance

Compensation in 2012 was highly aligned with performance.

•	Outstanding performance against goals: Outstanding performance on adjusted diluted EPS, global regulatory submissions, and adjusted free cash flow yielded short-term incentive payouts for NEOs at 190% of target for 2012. This is discussed in more detail on page 26.

•	Strong alignment between realizable pay and performance relative to peers: The total compensation realizable to Mylan’s CEO (currently Ms. Bresch and formerly Mr. Coury) over a three-year period is fully aligned with Mylan’s total shareholder return relative to the peer group, as shown below.

Alignment of CEO Realizable Pay* with TSR Performance

*   Realizable pay includes cumulative salary and short-term incentives paid for the most recent three years, plus current value (as of December 31, 2012) of options as well as both performance and time-based restricted shares/units granted during the most recent three years, plus change in pension value and all other compensation for the most recent three years. TSR data is from the S&P Research Insight Database. Peer companies in this chart reflect the 2012 peer companies listed on page 30.

•	Strong alignment between CEO total direct compensation and Mylan TSR: The total direct compensation of Mylan’s CEO (base salary plus short-term incentive and grant date fair value of long term incentives) over the past five years is well aligned with Company stock performance, as shown below. It should be noted that the 2012 CEO compensation in the following table reflects the fact that Ms. Bresch is new in her role as CEO:

2013 Annual Meeting of Shareholders

Indexed TSR reflects the hypothetical value of a $100 investment in the Company, assuming reinvestment of dividends.

Business Transformation

The outstanding performance described above culminated in record results in 2012. In addition to exceptional execution, this outstanding performance was achieved in part as a result of the strong global foundation created with the transformation of Mylan’s business over the past 10 years, and the enhancement of Mylan’s corporate leadership in 2012. For over a decade, Mylan has focused on building its global, diversified, and high-quality manufacturing and commercial platform of scale. During this time, principally through the transformational acquisitions of Matrix Laboratories Limited and Merck Generics, Mylan has evolved from a U.S.-based company to a world-renowned company with a global footprint in approximately 140 countries and territories. Mylan has come to be recognized as a quality leader in the pharmaceuticals industry not only in the United States but around the world, helping to establish new standards in the industry with respect to product quality, customer service, and regulatory oversight. Key elements of Mylan’s evolution over the past ten years include:

•	Transformed into a global, diversified, vertically integrated and high-quality product development, manufacturing and commercial platform.

•	Grew from operating 6 facilities in the U.S. (including Puerto Rico) to operating 23 facilities around the world.

•	Grew from overseeing a 2,500 employee U.S.-focused company that primarily sold oral solids to a global company with a workforce of over 20,000 employees.

•	Grew from a product portfolio of 115 to a world renowned supplier of approximately
1,100 products across a broad range of dosage forms and therapeutic categories, including oral solids, transdermals, inhalants, nasal, ophthalmics, injectables, and topicals, among others.

•

In addition to the Company’s substantial organic growth, Mylan also grew through the external acquisitions of Matrix Laboratories Limited, Merck Generics (including its Specialty division), and Bioniche Pharma, and we established innovative partnerships, such as that with Pfizer in Japan, to drive sustained growth.

•

Became a global industry leader through efforts such as advancing one global quality standard; building an antiretroviral (ARV) business, which treats people who have HIV/AIDS, to a point where nearly 40% of those being treated for the disease in the developing world depend on our ARV products; and expanding access to treatments for life-threatening allergic reactions.

Following this decade of expansion and accomplishment, by 2011, Mylan had reached an inflection point in its business lifecycle. Having established a highly regarded global footprint, the Company increased its focus on building a more sustainable, fully-integrated platform designed to provide the opportunity for continued growth and shareholder value creation. Mylan intends to continue to build this platform and work towards achieving its mission of providing the world’s 7 billion people access to high quality medicine by seeking to maximize the potential and profitability of its existing global assets, investing in the drivers of its future growth, attracting and retaining a highly-talented and motivated workforce, and continuing to take a global leadership role in the healthcare industry.

Executive Compensation for 2012

Corporate Leadership Changes

Recognizing that ensuring the long-term sustainability of Mylan’s success starts with leadership, the Board spent a considerable amount of time evaluating the new size and complexity of the Company, the continuing evolution of the business and the healthcare industry, as well as the leaders within the Company who are best able to oversee and manage that sustainability. In 2011, based upon our extensive and intimate interactions with and observations of management, among other factors, the Board initiated a management transition designed to best align the skills, expertise, and experience of its executives with the complexity and size of the Company that we have become and the challenges and opportunities of the future.

The Board believes that the ongoing development of the existing management and personnel, and integration and optimization of the Company’s highly complex global infrastructure and platforms are crucial to Mylan’s continued growth and success. Successfully integrating a rapidly expanding company such as Mylan – particularly after two global, transformational acquisitions – requires exceptional organizational skills, discipline, and a deep understanding of the workforce and the combined company’s assets and platforms. Ms. Bresch not only has demonstrated her ability to integrate organizations, systems, and people quickly and with success, but she also has clearly demonstrated an outstanding ability to drive change, manage cultural challenges within organizations, and identify key personnel and provide them with the motivation and opportunities to remain with Mylan. For these and many other reasons, the Board determined, heading into 2012, that Ms. Bresch was the right leader to be appointed to the CEO position at this important point in the Company’s history.

In addition to determining that Ms. Bresch was the right executive to lead the Company as Chief Executive Officer in this next phase of its business lifecycle, the Board also determined that it was in Mylan’s best interests to retain Mr. Coury, in a new capacity as Executive Chairman of the Board, to provide continued executive strategic vision, direction, and leadership to the Board as well as management. The Board believed then, and believes now, that Mr. Coury’s extensive experience in the industry, his deep knowledge of the Company and its personnel, his role in the development of a distinct corporate culture, and his unique and successful strategic vision and leadership abilities and style ensure that he will continue to provide critical and essential insight and leadership to both the Board and executive management of the Company. Although Ms. Bresch has assumed the role of Chief Executive Officer, Mr. Coury, as Executive Chairman, remains and will remain both instrumental and highly active in developing ongoing global strategy, mentoring the leadership team, and leading the Company as it addresses significant opportunities and challenges in the future, in addition to his leadership of the Board of Directors.

Accordingly, effective January 1, 2012, Mr. Coury was elected as Executive Chairman of the Board and Ms. Bresch was appointed as Chief Executive Officer. In addition, Rajiv Malik was promoted and appointed to President of the Company, Harry Korman was promoted and appointed to Chief Operating Officer, and Anthony Mauro was promoted and appointed to President of the North American generics business. The Board based this new management structure on, among other considerations, its extensive individual and collective experience with the Company, its interactions with and oversight of management, and the considerable time spent by the Board observing and evaluating the Company’s leadership, including their respective accomplishments, talents, and potential, and how those leaders could best serve the Company in the future.

Now, more than one year after implementation of the management transition and with the performance of the Company under this new management structure, the Board remains convinced of the strength and value of this new structure to Mylan and its shareholders. With now the Executive Chairman of the Board and the Chief Executive Officer, together with the promotions of Messrs. Malik, Korman, and Mauro, the Board believes that the Company has a powerful, unique, and highly effective leadership team that has demonstrated stability during a transitional period while it continues to focus on strategic development and execution, as well as a blueprint for success in the future.

2013 Annual Meeting of Shareholders

Response to 2012 Say-on-Pay Vote – Key Changes to the Company’s

Compensation and Governance Practices

2012 brought about a fundamental shift in Mylan’s compensation structure and certain governance and pay-related policies. These changes reflected the new phase of the Company’s business lifecycle, the results of last year’s say-on-pay advisory vote, and discussions with shareholders.

•    Investor Outreach. In 2012, slightly less than half (48%) of the votes cast were in favor of the advisory vote on executive compensation. In response, the Board of Directors and the Compensation Committee completed an in-depth analysis of our compensation and governance policies, with the assistance of external experts. In addition, management was directed by the Compensation Committee to contact shareholders in order to better understand the reasons behind the vote outcome. These discussions included in-person meetings between senior management and investment firms and institutional shareholders representing in excess of 30% of the Company’s outstanding voting shares at that time. Mylan participants included the Executive Chairman of the Board and Chief Financial Officer. Matters discussed included governance and compensation matters (including most of the items in the following table), operational achievements, and the new leadership structure. Mylan found the meetings to be very helpful and intends to continue to hold meetings of this nature and welcomes feedback on compensation and governance matters from shareholders.

•    Changes to Executive Compensation and Governance Policies. The principal changes to our executive compensation program and governance policies that have been adopted by the Compensation Committee and/or the Board since March 2012 are summarized in the table below. As indicated, the impact of many of the changes will not be reflected in the Summary Compensation Table until the 2014 Proxy Statement because they were made after the 2012 Annual Meeting and after certain 2012 compensation actions had already been decided and implemented.

Past Pay or Governance Practice	Changes Going Forward	Effective	Referenced on Page
Compensation Committee permitted to exercise positive discretion in determining annual incentive cash payouts	Discontinued	2012	26
LTI mix: 35% performance RSUs 35% stock options 30% RSUs	LTI mix: 60% performance RSUs 20% stock options 20% RSUs	2013	27
Both short and long-term incentive plans used adjusted diluted EPS as the performance metric	Will not use same metric for short and long-term incentives (long-term metrics are return on invested capital and relative shareholder return)	2013	27
Single peer group of companies with revenues greater than 2.5x and smaller than 0.5x of Company’s revenues	Developed two peer groups for pay and performance reference: • Life sciences peers (with revenues 0.5x - 2.5x Mylan) • Pharmaceutical business competitors	2013	30
Single trigger vesting of equity awards on change in control	Double trigger vesting for future equity awards	2013	27
No clawback policy	Adopted a clawback policy	2013	31
No anti-hedging and pledging policy	Adopted an anti-hedging and pledging policy	2013	31
No related party transactions policy	Adopted a related party transactions policy	2013	52
No stock ownership requirements for non-employee Directors	Adopted ownership requirements for non-employee Directors	2013	13
Executive Chairman of the Board share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013	31
CEO share ownership requirement equal to 500% of base salary	Increased to 600% of base salary	2013	31
Named Executive Officers with retirement benefit agreements received Company match on executive contributions to the 401(k) Restoration Plan	Discontinued	2013	28
No public disclosure of political contributions and trade association memberships	Political contributions and trade association memberships to be disclosed on the Company website	2013	—

In addition to the enhancements summarized above, we continue to maintain the following compensation practices, which are consistent with our commitment to strong corporate governance, including the following:

•     Rigorous performance goals for annual and long-term incentive awards.

•     Stock ownership requirements that align executives’ interests with those of shareholders.

•     No tax gross-ups provided on income associated with perquisites.

•    No new agreements with executive officers that contain an excise tax gross-up for golden parachute payments or an income tax gross-up other than for policies that apply similarly to all employees of the Company, such as tax-equalization and relocation policies.

•     Compensation policies and practices designed to discourage excessive risk-taking, including qualitative factors that we believe restrain the influence of an overly formulaic approach, as well as an annual risk assessment of the Company’s pay practices.

Executive Compensation for 2012

2012 Elements of Compensation

Our 2012 compensation reflected another strong year of Company performance. The Board continues to strive to further align executive compensation with Company performance and, in 2012, we delivered on that goal, as demonstrated by the close correlation between our TSR performance and CEO realizable pay relative to our peer group. The Named Executive Officers (“NEOs”) were compensated through base salary, an annual short-term incentive, an annual long-term incentive, employee benefits, and perquisites.

Approximately 80% of Named Executive Officer target compensation is tied to the Company’s stock price or the achievement of key financial and operational performance goals, thereby aligning compensation with both the success of the Company’s business strategy and objectives, as well as the value realized by shareholders. The following graphs show the relative weight of the base salary, target annual short-term incentive, and annual long-term incentive (based on grant date fair value) components:

Base Salary Compensation

Base salaries for executive officers are paid in accordance with Executive Employment Agreements approved by the Compensation Committee, and may be reviewed and modified by the Committee from time to time as considered necessary.

The Committee considers a variety of factors in deciding base salary, including, among others, the new management structure, marketplace practices, internal equity considerations, Company performance, and the executive’s experience, tenure, leadership, and individual performance. The Committee also considers what the marketplace would require in terms of the replacement costs to retain a qualified individual to replace an executive, including that the new executive would lack the critical knowledge base regarding the Company as compared to the executive he or she would be replacing. See also considerations discussed on page 31.

In October 2011, in connection with the Company’s management transition, the Compensation Committee approved the following changes in the Named Executive Officers’ base salaries to reflect the new roles, effective January 1, 2012. Overall, total base salary compensation for the five Named Executive Officers declined in 2012 compared to 2011.

Executive	2011 Position	2012 Position	2011 Base Salary	2012 Base Salary	Change in Salary
Heather Bresch	President	Chief Executive Officer	$900,000	$1,000,000	11.1%
John D. Sheehan(1)	EVP and Chief Financial Officer	EVP and Chief Financial Officer	$625,000	$650,000	4.0%
Rajiv Malik	EVP and Chief Operating Officer	President	$700,000	$800,000	14.3%
Harry Korman	President, North America	EVP and Chief Operating Officer	$500,000	$575,000	15.0%
Robert J. Coury	Chairman and Chief Executive Officer	Executive Chairman of the Board	$1,800,000	$1,350,000	(25.0)%
Total			$4,525,000	$4,375,000	(3.3)%

(1)	The change to Mr. Sheehan’s base salary became effective on March 5, 2012 and was determined in February 2012, independent of the management transition.

2013 Annual Meeting of Shareholders

Short-Term Incentive Compensation

The Company’s short-term incentive compensation for its executive officers consists of performance-based annual short-term incentive cash awards that are intended to balance the interests of executives and investors by providing incentives based on a set of operational and financial measures critical to the successful execution of the Company’s business strategy.

Opportunities. Set forth below are the 2012 threshold, target, and maximum award opportunities for the Named Executive Officers:

Executive	Threshold (% of Salary)	Target (% of Salary)	Maximum (% of Salary)
Heather Bresch	62.5%	125%	250%
John D. Sheehan	50%	100%	200%
Rajiv Malik	50%	100%	200%
Harry Korman	50%	100%	200%
Robert J. Coury	62.5%	125%	250%

No short-term incentives are paid if threshold performance is not achieved.

Performance measures. For 2012, short-term incentives were based on adjusted diluted EPS, global regulatory submissions, and adjusted free cash flow. These measures represent key performance indicators of the current and future strength of our business.

Adjusted diluted EPS is an important metric for Mylan and its shareholders because earnings typically have a direct relationship with the price of the Company’s common stock.

Global regulatory submissions measures the number of filings submitted to global regulatory agencies for new products. Approval and commercialization of new products yields new revenue sources for Mylan and are therefore fundamental to our short and long-term strategy and growth.

Adjusted free cash flow replaced reduction in adjusted net working capital, a measure used in prior years. This change was made to capture the potential impact of all types of business transactions on the generation of adjusted operating cash flow, not just changes in working capital. Adjusted free cash flow is defined as adjusted operating cash flow less net capital expenditures.

We set adjusted diluted EPS and adjusted free cash flow targets at double digit increases over prior year performance. We set the global regulatory submissions target based on our then current pipeline and expectations for 2012. The following tables show the 2012 threshold, target, and maximum goals, and results achieved:

Goal	Weighting	Threshold	Target	Maximum
Adjusted diluted earnings per share	50%	$2.04	$2.40	$2.64
Global regulatory submissions	25%	119	140	154
Adjusted free cash flow (millions)	25%	$468	$550	$605

Incentive payouts. The short-term incentives earned for 2012 were determined based on the annual performance criteria, relative weightings, and Company results set forth in the table below:

Goal	Weighting	Outcome	Weighted Score
Adjusted diluted earnings per share	50%	$2.59	90%
Global regulatory submissions	25%	171	50%
Adjusted free cash flow (millions)	25%	$829	50%
2012 Company Performance Score			190%

The dollar amounts of short-term incentive compensation earned by each of the Named Executive Officers for 2012 are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 34.

In response to concerns raised by shareholders in connection with the 2012 say-on-pay vote, the Committee committed to not using its discretion to adjust bonus award amounts generated by the performance metrics.

Executive Compensation for 2012

Long-Term Incentive Compensation

We believe that long-term incentives should be directly related to common stock performance, as well as other operational and financial measures. The long-term equity grants awarded to the Named Executive Officers in 2012 under the Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”) included:

•

Stock options with an exercise price equal to the closing price of the Company’s common stock on the date of grant that vest annually over a period of three years, provided that the executive remains continually employed by the Company.

•	RSUs that vest annually over a three-year period, provided that the executive remains continually employed by the Company.
•

Performance-based RSUs that cliff-vest after a three-year period, assuming specified performance criteria are met – in this case, average adjusted diluted earnings per share in 2012 and 2013 of at least $2.57, subject to continued employment through February 22, 2015.

In 2012, the Named Executive Officers awards under the 2003 Plan were allocated 35% to time vested Restricted Stock Units, 30% to time vested Options, and 35% to Performance Based Restricted Stock Units. Equity grants made to our Named Executive Officers in 2012 are set forth and described in the table below entitled “Grants of Plan-Based Awards in 2012.”

As described in the following table, these metrics have been modified for 2013.

2013 Modifications to Long-Term Incentive Compensation

For 2013, the Committee has made several substantive changes to the long-term equity awards granted to Named Executive Officers (and other executives of the Company) to further increase the alignment between the Company’s performance and shareholders’ returns.

Increased Percentage of Performance Based Award

For 2013, the Named Executive Officers awards under the 2003 Plan were allocated 20% to time vested Restricted Stock Units, 20% to time vested Options and 60% to Performance-Based Restricted Stock Units (“PRSU’s”). The Committee believes that, by increasing the percentage of the total Named Executive Officer’s award that is specifically performance based, the executive’s compensation is even more closely tied to the Company’s performance.

2013 LTI Mix

Changes in Performance Metrics: Return on Invested Capital and Total Shareholder Return

For 2013, the Committee determined that the metrics used to measure performance for the PRSU’s will be Return on Invested Capital (“ROIC”) and Total Shareholder Return (“TSR”) of Mylan’s stock relative to peer companies. ROIC and TSR are each weighted 50% in the determination of an executive’s performance.

Double Trigger Vesting for Equity Awards

Effective for equity awards granted beginning March 1, 2013, equity awards will contain “double trigger” vesting provisions that provide for accelerated vesting only if (1) there has been a change in control and (2) an involuntary termination without cause or a voluntary resignation for good reason occurs within two years following the change in control, unless otherwise specifically determined by the Committee.

2013 Annual Meeting of Shareholders

Equity grant practices. The Compensation Committee currently approves annual equity grants in the first quarter of the fiscal year, following the release of year-end audited financial results, with exceptions for new hires and promotions. There is no exact date for the making of these equity grants each year, but the Committee reviews its equity grant policy from time to time to ensure that it is in line with corporate best practices.

Other Benefits and Agreements

The Company provides additional benefits in the form of:

•	Perquisites

•	Retirement Benefits

Perquisites. Perquisites include the following:

•	Each Named Executive Officer receives the use of a Company car or a car allowance. The executives are responsible for paying any taxes they incur from this perquisite.

•

The Company owns two aircraft the purpose of which is to assist in the management of the Company’s global platform and provide for a more secure traveling environment, personally and where sensitive business issues may be discussed or reviewed, as well as maximum flexibility for our executives’ time. For reasons of business efficiency and security-related concerns (personal security, especially given the global nature of the Company’s business, as well as privacy of business information and communications), we require Mr. Coury to use the Company aircraft for business and personal purposes. During 2012, other executives from time to time were also authorized to have personal use of the corporate aircraft for similar considerations. To the extent any travel on the corporate aircraft results in imputed income to a Named Executive Officer, the Company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income. For a summary of how this imputed income, if any, is calculated, please see footnote (b) to the Summary Compensation Table on page 35.

Retirement Benefits. The Company has entered into Retirement Benefit Agreements (“RBAs”) with four of the Named Executive Officers – Ms. Bresch and Messrs. Malik, Sheehan and Coury – in recognition of their service to the Company and to provide a supplemental form of retirement and death benefit. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements” beginning on page 40. The Company also maintains a 401(k) Restoration Plan (the “Restoration Plan”) and an Income Deferral Plan permitting senior level employees to elect to defer the receipt of a portion of their compensation and, in the case of the Restoration Plan, providing matching contributions to employees that make such an election.

2013 Modifications to Matching
Contributions Under Restoration Plan

Effective April 1, 2013, Ms. Bresch and Messrs. Malik, Sheehan and Coury will no longer receive matching contributions under the Restoration Plan.

The Compensation Committee approved an amendment to Mr. Coury’s RBA in October 2011, in connection with his retention and the executive management transition, to provide an additional retention incentive in his newly-created role as Executive Chairman of the Board. As reflected in the Summary Compensation Table, to reflect Mr. Coury’s transition to Executive Chairman, effective January 1, 2012, Mr. Coury’s base salary was reduced, thereby also reducing his annual and long-term incentive opportunities. However, among other considerations, the Board recognized Mr. Coury’s substantial accomplishments and his commitment to continued leadership, which helped to fuel the creation of Mylan’s powerful global platform and the momentum that continues to build over time; the qualitative value of his oversight, mentoring and vision; as well as his considerable experience and opportunities to seek new challenges elsewhere. Accordingly, the Board determined, in light of its intimate familiarity with both the Company and senior management, as well as the other considerations noted herein, that it was in the best interest of the Company to further incentivize Mr. Coury to remain with Mylan to help lead and ensure a seamless transition into the new management structure and a new business lifecycle. Accordingly, the Compensation Committee determined to incentivize Mr. Coury in the form of enhancements to his retirement benefit agreement, which will vest over the transition period. For a detailed description of the RBAs, see the section below entitled “Retirement Benefit Agreements” on page 40.

When Mr. Malik joined the Company in January 2007, the Company established a nonqualified deferred compensation plan on his behalf. Although the Company no longer contributes to the account, the plan account will be distributed to him upon the Company’s termination of Mr. Malik’s employment, or upon other qualifying distribution events, such as his retirement, disability or death, or the Company’s termination of the plan.

Executive Compensation for 2012

The Summary Compensation Table includes changes in pension values calculated based on certain actuarial assumptions regarding discount rates and mortality. The change in Mr. Coury’s benefit from 2011 to 2012 is primarily the result of two factors: (1) Mr. Coury vested in approximately one-half of his supplemental retirement benefit under the Amended Retirement Benefit Agreement (“Amended RBA”) during 2012, and no such benefit existed for 2011, as Mr. Coury is fully vested in his Retirement Benefit Agreement, and (2) a decline in the discount rate that is required to be used to determine his reportable benefit amount as of December 31, 2012. The increases for Ms. Bresch and Messrs. Malik and Sheehan were principally the result of an additional year of credited service along with the same impact of the decline in discount rates. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2012 financial statements. In 2012, the impact of the change in the applicable discount rates led to an increase in the present value of accumulated benefits of approximately $0.8 million for Ms. Bresch, $0.2 million for Mr. Malik, $0.1 million for Mr. Sheehan, and $5.9 million for Mr. Coury.

Employment Agreements. We believe it is important to have employment agreements with our executive officers and other key employees. These agreements memorialize critical terms of employment, including termination rights and obligations, non-competition and other restrictive covenants and compensation and perquisites, and thereby enhance the stability and continuity of our employment relationships. Each of the Named Executive Officers is party to an Executive Employment Agreement. For a detailed description, see the section below entitled “Employment Agreements” on page 41.

Transition and Succession Agreements. The Company is party to Transition and Succession Agreements with each Named Executive Officer and certain other officers, with an aim to assuring that the Company will have the officer’s full attention and dedication to the Company during the pendency of a possible change in control transaction and to provide the officer with compensation and benefits in connection with a change in control. These agreements are independent of each Named Executive Officer’s employment agreement. For a detailed description of those Transition and Succession Agreements, see below, under “Transition and Succession Agreements” on page 44. As noted above, the Company has adopted a policy that the Company will not enter into any new agreement with an executive officer that contains an excise tax gross-up for golden parachute payments. The Transition and Succession Agreements in effect are not subject to this new policy.

Use of Peer Groups

Our culture and our success in recent years have centered on our ability to attract and retain talented people in critical roles. The Board believes that the remarkable growth and performance of the Company during the past decade is directly related to the unique leadership of Mr. Coury and Ms. Bresch and the talents of Mylan’s other senior executives, as well as Mylan’s workforce around the world.

Compensation Committee Considerations In Evaluating Compensation. The Board’s and the Compensation Committee’s decisions relating to executive compensation each year reflect a variety of subjective considerations, over and above raw metrics. Our determinations reflect our individual and collective experience and business judgment, and are based on our extensive and intimate interactions with and observations of management and our assessment of the following factors, among others:

•	Company performance (relative to peers and budget);

•	Individual performance and contributions to the financial and other success of the Company;

•	Short, medium, and long-term personnel needs of the Company;

•	The need to reward and retain the Named Executive Officers;

•

Other qualitative contributions of each executive, including the potential value and impact of his or her leadership style, strategic vision and execution, talent development, and ability to adapt to and drive the change necessary to our success; and

•	Peer group pay levels and published survey data.

We consider these and other qualitative and quantitative factors each year in determining whether our compensation philosophy and approach should be revised or altered, in addition to using these factors to make individual compensation decisions. The Board and Compensation Committee believe that while peer groups may be helpful reference points, they cannot substitute for the individual and collective judgment and experience of Directors who are intimately familiar with the Company, its business, its strategies, and the executives who drive performance.

2013 Annual Meeting of Shareholders

Peer Groups. While the competitive market for our executives is one factor the Committee considers when making pay decisions, the Committee does not target compensation within a specific percentile of any set of peer companies. As noted, we use peer groups as one of many factors considered when determining compensation.

For 2012, the peer group consisted of the following 13 companies, including companies in both the generic and branded sectors:

Actavis, Inc.	Bristol-Myers Squibb Company	Genzyme Corporation

Allergan, Inc.	Celgene Corp	Gilead Sciences, Inc.

C.R. Bard, Inc.	Eli Lilly and Company	Merck & Co., Inc.

Becton Dickinson & Co.	Forest Laboratories	Warner Chilcott Plc.

Biogen Idec Inc.

We had used this group for several years. As shown in the table below, after careful consideration, the Compensation Committee has revised the peer groups for 2013.

2013 Enhancements to Peer Groups

During 2012, we reviewed the peer group in light of certain considerations including, but not limited to:

  •    Our increased revenue size and complexity, as well as the evolving global nature of our business platform;

  •    An analysis of companies with a similar business mix and customer base, including companies within the healthcare sector with a similar GICS code; and

  •    An evaluation of the companies that analysts and investors consider to be our competitors.

Following this review, we developed two peer groups for 2013:

  •    A life sciences group with revenues comparable to Mylan’s revenues; and

  •    A pharmaceutical competitors group that reflects the companies with which we compete for business and talent around the world, regardless of revenue size.

The Compensation Committee will refer to both peer groups as reference points when evaluating executive pay and performance. As was the case in 2012, pay will not be formulaically tied to a particular percentile of either peer group or the blended group. Instead, those groups will be considered as part of the overall mix of subjective, qualitative, and quantitative information considered by the Committee.

Life sciences peer group

This group consists of companies with revenues ranging from approximately 0.5x - 2.5x the Company’s revenue.
Because the generic pharmaceutical market is limited, we include companies in the following GICS industries:
Pharmaceuticals, Health Care Equipment & Supplies, Biotechnology, and Life Sciences Tools & Services:

Actavis, Inc.*	Biogen Idec Inc.*	Hospira Inc.

Agilent Technologies Inc.	Boston Scientific Corp	Medtronic Inc.

Allergan Inc.*	Celgene Corp*	St Jude Medical Inc.

Amgen Inc.	Covidien Plc	Stryker Corp

Baxter International Inc.	Forest Laboratories*	Thermo Fisher Scientific Inc.

Becton Dickinson & Co*	Gilead Sciences Inc.*	Zimmer Holdings Inc.

*    Companies included in the prior peer group. Companies dropped were generally eliminated because their revenues fell outside of the 0.5x - 2.5x corridor.

Pharmaceutical competitors peer group

This group includes companies with substantial generic pharmaceutical portfolios with which we compete for business and talent on a global basis:

Actavis, Inc.	Hospira Inc.	Sanofi-Aventis

Endo Health Solutions Inc.	Novartis AG	Teva Pharmaceutical Industries Ltd

Forest Laboratories	Pfizer Inc.	Warner-Chilcott

Executive Compensation for 2012

2013 Adoption of Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The provisions allow Mylan, beginning with 2013 awards to Named Executive Officers (“NEOs”) and other executives, to recoup incentive based bonus and equity compensation gains resulting from certain misconduct that causes a financial restatement. To the extent that in the future the SEC adopts rules for clawback policies that require changes to our policy, we will revise our policy accordingly.

2013 Adoption of Anti-Hedging and Pledging Policy

The Board has approved a securities trading policy that prohibits Named Executive Officers and Directors from engaging in any hedging transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), such as zero-cost collars, and forward sale contracts. The policy also restricts the placement of Mylan securities in margin accounts and pledging of Mylan stock as collateral for loans, with certain exceptions approved by the Compensation Committee, effective as of March 31, 2013. To the extent that in the future the SEC adopts rules for anti-hedging and pledging policies that require changes to our policy, we will revise our policy accordingly.

2013 New Share Ownership Requirements

The Board previously approved stock ownership requirements for executive officers to encourage them to have a long-term equity stake in Mylan, demonstrate alignment of their interests with shareholders, and mitigate potential compensation-related risk. These requirements were amended in December 2012 to increase the multiple for the Executive Chairman of the Board and the CEO from 5x to 6x. The ownership requirements are expressed as a multiple of base salary as follows:

Position	Ownership Requirement (multiple of base salary)
Executive Chairman of the Board	6x
CEO	6x
President	4x
Other NEOs	3x

In addition to the NEOs, Mylan’s stock ownership policy covers the top 130 executives in the Company to promote an ownership culture among the broader leadership team. Each executive generally has five years to achieve the minimum ownership requirement. Shares actually owned by the executive (including shares held by the executive in the Company’s 401(k) and Profit Sharing Plan), as well as unvested RSUs and Performance RSUs count toward compliance with these requirements.

As of December 31, 2012, all of the NEOs were in compliance with these requirements.

Role of Committee, Consultants and Management

In 2012, as in prior years, the Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) to provide advice and information regarding design and implementation of the Company’s executive compensation programs. Meridian also provided information and updates to the Compensation Committee about regulatory and other technical developments that may affect the Company’s executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, short-term incentives, long-term incentives, benefits and perquisites. The Compensation Committee takes this information and analyzes overall compensation to ensure that we are recognizing subjective factors such as responsibilities, position and individual performance including such qualities as leadership, strategic vision, demonstrated skill-sets, and execution of corporate initiatives, as well as other considerations noted above.

We have developed the following safeguards to ensure that Meridian provided to the Committee independent and objective advice:

•	Meridian did not provide any other services to the Company.

•	The Compensation Committee directly retained and has the sole authority to terminate Meridian.

•	The Compensation Committee solely determined the terms and conditions of Meridian’s engagement, including the fees charged.

2013 Annual Meeting of Shareholders

•	Meridian reports directly to the Compensation Committee and its Chairman.

•	Meridian meets as needed with the Compensation Committee in executive sessions that are not attended by any personnel of the Company.

•	Meridian has direct access to all members of the Compensation Committee during and between meetings.

•	Interactions between Meridian and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

•

In addition to the foregoing, the Compensation Committee evaluated Meridian’s independence against the six independence factors adopted by the SEC. Based on this evaluation and our independence safeguards, the Compensation Committee determined that Meridian is independent of management, had no conflicts and provided the Compensation Committee objective and candid advice.

•

The Chairman of the Compensation Committee has requested that Meridian notify the Compensation Committee if any potential conflicts of interest arise that could cause Meridian’s independence to be questioned.

The Committee and management also receive advice from outside counsel including, but not limited to, Skadden, Arps, Slate, Meagher & Flom LLP and Cravath, Swaine & Moore LLP.

The Committee also receives input from management; however, decisions on these matters are made solely by the Committee.

During 2012, management retained Mercer LLC to provide consulting services related to executive compensation for consideration by the Compensation Committee. Management worked with Mercer to develop revised peer groups for pay and performance comparisons for 2013, review the Company’s compensation philosophy, and assist the Company’s decision-making following the 2012 say-on-pay vote. These matters were then submitted to and approved by the Compensation Committee.

Consideration of Risk in Company Compensation Policies

Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our business objectives. We believe that the nature of our business, and the material risks we face, are such that the compensation plans, policies and programs we have put in place are not reasonably likely to give rise to risks that would have a material adverse effect on our business. In addition, we believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. Finally, as described in this Compensation Discussion and Analysis, our compensation programs and decisions include qualitative factors which we believe restrain the influence that an overly formulaic approach may have on excessive risk taking by management.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code restricts the deductibility for federal income tax purposes of the compensation paid to the Chief Executive Officer and each of the other Named Executive Officers (other than our Chief Financial Officer) for any fiscal year to the extent that such compensation for such executive exceeds one million dollars and does not qualify as “performance-based” compensation as defined under Section 162(m) of the Code. The Board and the Compensation Committee have taken actions, including the grant of performance-based annual incentive opportunities, stock options, and performance RSUs, intended to enhance our opportunity to deduct compensation paid to executive officers for federal income tax purposes. The Compensation Committee, however, reserves the right to grant compensation to our executives that is not deductible, as determined by the Compensation Committee based on its business judgment, intimate familiarity with the Company and management, and in light of a variety of considerations noted above, or as necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or to recognize and reward desired performance.

Executive Compensation for 2012

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,

Rodney L. Piatt, C.P.A. Wendy Cameron Joseph C. Maroon, M.D.

The following Summary Compensation Table sets forth the cash and non-cash compensation paid to or earned by the Named Executive Officers for 2012, 2011, and 2010.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Changes in Pension Value and Non- qualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)	Total without Changes in Pension Value ($) (6)
Heather Bresch Chief Executive Officer	2012	998,077	—	2,843,741	1,378,127	2,375,000	1,959,617	405,683	9,960,245	8,000,628
	2011	884,615	360,000	5,143,746	973,516	1,440,000	489,645	406,157	9,697,679	9,208,034
	2010	787,019	—	1,800,001	963,003	1,240,000	296,150	196,680	5,282,853	4,986,703
John D. Sheehan Executive Vice President and Chief Financial Officer	2012	645,192	—	1,320,305	639,844	1,235,000	235,333	202,554	4,278,228	4,042,895
	2011	621,154	250,000	1,425,790	563,379	1,000,000	190,797	119,698	4,170,818	3,980,021
	2010	443,077	—	841,218	635,928	930,000	—	370,260	3,220,483	3,220,483
Rajiv Malik President	2012	784,615	—	1,949,997	945,003	1,520,000	703,658	3,843,617	9,746,890	9,043,232
	2011	691,667	280,000	3,371,869	630,987	1,120,000	464,225	390,283	6,949,031	6,484,806
	2010	645,833	—	1,218,736	652,033	1,007,500	359,343	151,264	4,034,709	3,675,366
Harry Korman Executive Vice President and Chief Operating Officer	2012	573,558	—	934,365	445,258	1,092,500	—	175,272	3,220,953	3,220,953
	2011	500,000	135,000	1,106,240	180,278	615,000	—	163,477	2,699,995	2,699,995
	2010	491,346	—	375,015	200,629	628,125	—	146,398	1,841,513	1,841,513
Robert J. Coury Executive Chairman	2012	1,346,654	—	4,387,499	2,126,251	3,206,250	15,890,041	1,076,075	28,032,770	12,142,729
	2011	1,784,615	900,000	6,750,006	2,596,054	3,600,000	4,550,033	1,157,062	21,337,771	16,787,738
	2010	1,700,000	—	6,099,999	2,728,516	3,293,750	7,960,701	1,152,970	22,935,936	14,975,235

(1)

Represents the grant date fair value of the stock awards granted to the Named Executive Officer in 2012, 2011 and 2010, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(2)

Represents the grant date fair value of the option awards granted to the Named Executive Officer in 2012, 2011 and 2010, as applicable. For information regarding assumptions used in determining such expense, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its Form 10-K filed with the SEC.

(3)	Represents amounts paid under the Company’s non-equity incentive compensation plan. For a discussion of this plan, see the Compensation Discussion and Analysis set forth above.

(4)

Represents the aggregate change in present value of the applicable Named Executive Officer’s accumulated benefit under his or her respective Retirement Benefit Agreement (“RBAs”) or the Amended Retirement Benefit Agreement (“Amended RBA”) for Mr. Coury. The change in Mr. Coury’s benefit from 2011 to 2012 is primarily the result of two factors: (1) Mr. Coury vested in approximately one-half of his supplemental retirement benefit under the Amended RBA during 2012 and no such benefit existed for 2011, as Mr. Coury is fully vested in his Retirement Benefit Agreement, and (2) a decline in the discount rate required to be used to determine his reportable benefit amount as of December 31, 2012. The increases for Ms. Bresch and Messrs. Malik and Sheehan were principally the result of an additional year of credited service along with the same impact of the decline in discount rates. In computing these amounts, we used the same assumptions that were used to determine the expense amounts recognized in our 2012 financial statements. In 2012, the impact of the change in the applicable discount rates led to an increase in the present value of accumulated benefits of approximately $0.8 million for Ms. Bresch, $0.2 million for Mr. Malik, $0.1 million for Mr. Sheehan and $5.9 million for Mr. Coury. For further information concerning the Retirement Benefit Agreements, see the Pension Benefits table set forth below and the discussion under “Retirement Benefit Arrangements” on page 40.

(5)	Amounts shown in this column are detailed in the chart on the next page.

(6)

In order to show the effect that the year-over-year change in pension value had on total compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation less the change in pension value. The amounts reported in the Total without Changes in Pension Value column differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. Total without Changes in Pension Value represents total compensation, as determined under applicable SEC rules, less the change in pension value reported in the Changes in Pension Value and Non-qualified Deferred Compensation Earnings column. The change in pension value is subject to many external variables that are not related to Company performance, such as interest rates. Therefore, we, believe shareholders may find the accumulated pension benefits in the Pension Benefits table on page 39 a useful calculation of the pension benefits provided to the Named Executive Officers.

Compensation Committee Report

Name	Fiscal Year	Use of Company Provided Automobile ($) (a)	Personal Use of Company Aircraft ($) (b)	Lodging Reimbursement ($) (c)	Relocation Reimbursement ($)	Expatriate Benefits ($) (d)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contributions ($) (e)	Restoration Plan Contribution ($) (f)	Other ($) (g)

Heather Bresch	2012	19,200	133,346	—	—	—	27,150	225,987	—
	2011	19,200	86,448	—	—	—	26,950	214,626	58,933
	2010	19,200	9,239	—	—	—	29,400	136,958	1,883

John D. Sheehan	2012	19,200	—	—	—	—	27,150	156,204	—
	2011	19,200	184	—	750	—	29,627	66,112	3,825
	2010	14,400	—	—	236,543	—	3,569	14,154	101,594

Rajiv Malik	2012	19,200	7,965	50,000	44,258	3,360,574	—	—	361,620
	2011	27,328	—	59,874	117,797	64,311	—	—	120,973
	2010	28,131	—	33,206	—	—	—	—	89,927

Harry Korman	2012	19,200	—	20,690	—	—	27,150	100,949	7,283
	2011	12,834	—	21,502	—	—	26,950	101,569	622
	2010	854	—	25,195	—	—	29,400	87,900	3,049

Robert J. Coury	2012	27,080	473,231	—	—	—	27,150	541,915	6,699
	2011	28,819	500,779	—	—	—	26,950	592,684	7,830
	2010	29,868	535,590	—	—	—	29,400	463,895	94,217

(a)	In the case of Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman, these numbers represent a vehicle allowance. For Mr. Coury, this number represents automobile leasing and insurance costs.

(b)

Amounts disclosed represent the actual aggregate incremental costs incurred by Mylan associated with the personal use of the Company’s aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees, and other trip-related variable costs. Because the aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the Named Executive Officer. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)	Represents a housing allowance afforded to Mr. Malik. For Mr. Korman, this represents the costs associated with his temporary housing in the Pittsburgh area in 2012 and Morgantown in 2010 and 2011.

(d)

Expatriate Benefits for Mr. Malik represent income taxes paid by the Company in connection with Mr. Malik’s expatriate assignment to the United States from India effective January 1, 2012. Specifically, Mr. Malik is responsible for, and has continued to pay taxes equal to those he would have been obligated for had he maintained his principal work location and residence in India rather than having transferred, at the Company’s request, to the United States while the Company has responsibility for all additional taxes, including Mr. Malik’s tax obligations on the inputed income associated with the Company’s payment of taxes on his behalf.

(e)

In 2012, amounts disclosed for Ms. Bresch and Messrs. Sheehan, Korman and Coury included the total of a $10,000 matched contribution of each executive and a $17,150 profit sharing contribution from the Company. In 2011, the amounts disclosed for Ms. Bresch and Messrs. Korman and Coury included $9,800 as a matched contribution and $17,150 in Company profit sharing. For Mr. Sheehan, the amounts disclosed included $12,477 as a matched contribution and $17,150 in Company profit sharing. In 2010, the amounts disclosed for Ms. Bresch and Messrs. Korman and Coury included $9,800 as a matched contribution and $19,600 in Company profit sharing. Mr. Sheehan received only matching contributions in the amount of $3,569 in 2010 due to the fact that his employment with the Company began during the 2010 calendar year. Effective April 1, 2013, Ms. Bresch and Messrs. Malik, Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan.

(f)	See page 40 for further information regarding Restoration Plan contributions.

(g)

Represents reimbursement of out-of-pocket medical, vision expenses, and insurance premiums. For Mr. Malik, it also represents employer contributions to the Provident Fund, a statutory contributory pension fund in India. For Mr. Korman, it also represents the reimbursement of certain personal travel expenses. For Mr. Sheehan in 2010 and 2011, it represents tax gross-ups paid in respect of his relocation expenses as set forth in this table. For Mr. Coury in 2010, it represents income tax gross-up paid in respect of perquisites set forth in columns (a), (b), and/or this column (f). As discussed in the Compensation Discussion and Analysis, Mr. Coury waived his right to an income tax gross-up on perquisites in 2011. For Ms. Bresch in 2011, it also represents amounts in tax equalization payments. The Company discontinued tax equalization payments effective January 1, 2012.

    2013 Annual Meeting of Shareholders

Grants of Plan-Based Awards in 2012

The following table summarizes grants of plan-based awards made to each Named Executive Officer during 2012.

Name	Grant Date	Date of Comp Comm Action	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
Heather Bresch	—	2/16/2012	625,000	1,250,000	2,500,000	—	—	—	—	—	—
	2/22/2012					32,663	65,326	55,994	—	—	2,843,741
	2/22/2012					—	—	—	176,006	23.44	1,378,127
John D. Sheehan	—	2/16/2012	325,000	650,000	1,300,000	—	—	—	—	—	—
	2/22/2012					15,165	30,330	25,997	—	—	1,320,305
	2/22/2012					—	—	—	81,717	23.44	639,844
Rajiv Malik	—	2/16/2012	400,000	800,000	1,600,000	—	—	—	—	—	—
	2/22/2012					22,398	44,795	38,396	—	—	1,949,997
	2/22/2012					—	—	—	120,690	23.44	945,003
Harry Korman	—	2/16/2012	287,500	575,000	1,150,000	—	—	—	—	—	—
	2/22/2012					10,732	21,464	18,398	—	—	934,365
	2/22/2012					—	—	—	57,830	23.44	445,258
Robert J. Coury	—	2/16/2012	843,750	1,687,500	3,375,000	—	—	—	—	—	—
	2/22/2012					50,395	100,789	86,391	—	—	4,387,499
	2/22/2012					—	—	—	271,552	23.44	2,126,251

(1)	The performance goals under the short-term incentive compensation program applicable to the Named Executive Officers during 2012 are described above in the Compensation Discussion and Analysis.

(2)

Consist of performance-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at End of 2012.” The Named Executive Officers may not receive any more than the target number of performance-based restricted stock units granted.

(3)

Consist of time-based restricted stock units awarded under the 2003 Plan. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at the End of 2012.”

(4)

Represents the grant of ten-year stock options awarded under the 2003 Plan during 2012 to the Named Executive Officers at an exercise price equal to the closing price of the Company’s common stock on the date of grant. The vesting terms applicable to these awards are described below following the table entitled “Outstanding Equity Awards at the End of 2012.” Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options become vested and vested options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; and (iii) in the case of death or retirement, or a participant’s death within two years following termination because of disability, 100% of options become vested and vested options will remain exercisable for the remainder of the original term.

(5)

Represents the grant date fair value of the specific award granted to the Named Executive Officer. For information regarding assumptions used in determining such value, please refer to Note 11 to the Company’s Consolidated Financial Statements included in its 2012 Form 10-K filed with the SEC.

Compensation Committee Report

Outstanding Equity Awards at the End of 2012

The following table sets forth information concerning all of the outstanding equity-based awards held by each Named Executive Officer as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) ($) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Heather Bresch	100,000	—	22.1400	1/31/2017	—	—	—	—
	160,000	—	15.8000	7/27/2017	—	—	—	—
	94,815	47,407	21.1300	3/3/2020	—	—	—	—
	41,279	82,556	22.6600	3/2/2021	—	—	—	—
	—	176,006	23.4400	2/22/2022	—	—	—	—
	—	—	—	—	9,465	259,814	56,791	1,558,913
	—	—	—	—	29,788	817,681	71,988	1,976,071
	—	—	—	—	116,496	3,197,815	—	—
	—	—	—	—	55,994	1,537,035	65,326	1,793,199
John D. Sheehan	53,333	26,667	23.1600	4/1/2020	—	—	—	—
	23,888	47,776	22.6600	3/2/2021	—	—	—	—
	—	81,717	23.4400	2/22/2022	—	—	—	—
	—	—	—	—	5,333	146,391	20,322	557,839
	—	—	—	—	17,238	473,183	37,063	1,017,379
	—	—	—	—	25,997	713,618	30,330	832,559
Rajiv Malik	120,000	—	22.1400	1/31/2017	—	—	—	—
	80,000	—	15.8000	7/27/2017	—	—	—	—
	121,207	—	13.2500	3/27/2019	—	—	—	—
	64,197	32,099	21.1300	3/3/2020	—	—	—	—
	26,755	53,509	22.6600	3/2/2021	—	—	—	—
	—	120,690	23.4400	2/22/2022	—	—	—	—
	—	—	—	—	6,409	175,927	38,452	1,055,507
	—	—	—	—	19,307	529,977	49,233	1,351,446
	—	—	—	—	74,557	2,046,590	—	—
	—	—	—	—	38,396	1,053,970	44,795	1,229,623
Harry Korman	19,753	9,877	21.1300	3/3/2020	—	—	—	—
	7,644	15,288	22.6600	3/2/2021	—	—	—	—
	—	57,830	23.4400	2/22/2022	—	—	—	—
	—	—	—	—	1,972	54,131	11,832	324,788
	—	—	—	—	5,516	151,414	15,170	416,417
	—	—	—	—	26,794	735,495	—	—
	—	—	—	—	18,398	505,025	21,464	589,187
Robert J. Coury	165,700	—	23.27	4/5/2016	—	—	—	—
	268,642	134,321	21.13	3/3/2020	—	—	—	—
	110,076	220,152	22.66	3/2/2021	—	—	—	—
	—	271,552	23.44	2/22/2022	—	—	—	—
	—	—	—	—	42,593	1,169,178	160,909	4,416,952
	—	—	—	—	79,435	2,180,491	178,729	4,906,111
	—	—	—	—	86,391	2,371,433	100,789	2,766,658

2013 Annual Meeting of Shareholders

(1)

Vesting dates applicable to unvested stock options are as follows, in each case subject to continued employment with the Company: the options at the $21.13 exercise price for Ms. Bresch, Messrs. Malik, Korman, and Coury vested on March 3, 2013; Mr. Sheehan’s options at the $23.16 exercise price vested on April 1, 2013; one-half of the unvested options at the $22.66 exercise price for Ms. Bresch and Messrs. Malik, Sheehan, Korman, and Coury vested on March 2, 2013, and the remaining options will vest on March 2, 2014; one-third of the unvested options at the $23.44 exercise price for Ms. Bresch, and Messrs. Malik, Sheehan, Korman, and Coury vested on February 22, 2013, and the remaining options will vest 50% on each of February 22, 2014 and 2015.

(2)

Ms. Bresch’s 9,465 shares, Mr. Malik’s 6,409 shares, Mr. Korman’s 1,972 shares, and Mr. Coury’s 42,593 shares vested on March 3, 2013; Mr. Sheehan’s 5,333 shares vested on April 1, 2013; one-half of Ms. Bresch’s 29,788 shares, Mr. Malik’s 19,307 shares, Mr. Sheehan’s 17,238 shares, Mr. Korman’s 5,516 shares, and Mr. Coury’s 79,435 shares vested on March 2, 2013, and the remainder will vest on March 2, 2014. Except as described below, all of the other RSUs in the table for Ms. Bresch, Mr. Malik, Mr. Sheehan, Mr. Korman, and Mr. Coury vested one-third on February 22, 2013, and the remaining RSUs will vest 50% on each of February 22, 2014 and 2015. Ms. Bresch’s 116,496 shares, Mr. Malik’s 74,557 shares and Mr. Korman’s 26,794 shares will vest on December 31, 2014. In accordance with their terms, all of these awards would vest upon a change in control or upon the executive officer’s retirement from the Company.

(3)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2012.

(4)

The vesting of all of the RSUs shown in this column is subject (or, in the case of the March and April 2013 vestings below, was subject) to the attainment of performance goals. On March 3, 2013, Ms. Bresch vested in 56,791 shares, Mr. Malik vested in 38,452 shares, Mr. Korman vested in 11,832 shares, and Mr. Coury vested in 160,909 shares. On April 1, 2013, Mr. Sheehan vested in 20,322 shares. On March 2, 2014, Ms. Bresch is expected to vest in 71,988 shares, Mr. Malik is expected to vest in 49,233 shares, Mr. Sheehan is expected to vest in 37,063 shares, Mr. Korman is expected to vest in 15,170 shares, and Mr. Coury is expected to vest in 178,729 shares. On February 22, 2015, Ms. Bresch is expected to vest in 65,326 shares, Mr. Malik is expected to vest in 44,795 shares, Mr. Sheehan is expected to vest in 30,330 shares, Mr. Korman is expected to vest in 21,464 shares, and Mr. Coury is expected to vest in 100,789 shares. The other awards are expected to vest in full upon the earliest to occur of (i) March 2, 2014 or February 22, 2015, provided that the performance goals have been satisfied, (ii) a change in control, and (iii) the executive’s death or disability. Any outstanding shares subject to the award that remain unvested as of March 2, 2014 or February 22, 2015 will be forfeited.

(5)	The market value of RSUs was calculated using the closing price of the Company’s common stock as of December 31, 2012.

Option Exercises and Stock Vested in 2012

The following stock awards were exercised or became vested for the Named Executive Officers during 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Heather Bresch	348,815	4,561,121	80,962	1,885,835
John D. Sheehan	—	—	13,953	324,698
Rajiv Malik	197,306	2,855,918	61,345	1,429,534
Harry Korman	119,059	1,459,591	23,249	529,002
Robert J. Coury	3,283,084	40,926,086	263,444	6,135,778

Compensation Committee Report

Pension Benefits

The following table summarizes the benefits accrued by the Named Executive Officers as of December 31, 2012 under the RBA (or deferred compensation plan, in the case of Mr. Malik) in effect with the Named Executive Officer. The Company does not sponsor any other defined benefit pension programs covering the Named Executive Officers.

Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)

Heather Bresch	Retirement Benefit Agreement	8	3,772,367	—

John D. Sheehan	Retirement Benefit Agreement	2	521,529	—

Rajiv Malik	The Executive Plan for Rajiv Malik(3)	N/A	277,608	—

Rajiv Malik	Retirement Benefit Agreement	6	1,635,390	—

Harry Korman	N/A	N/A	—	—

Robert J. Coury	Retirement Benefit Agreement	11	41,629,401	—

(1)	Mr. Korman is not party to a Retirement Benefit Agreement.

(2)	See page 34 for further information on the value of the accumulated pension benefit.

(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.

Nonqualified Deferred Compensation

The following table sets forth information relating to the Mylan 401(k) Restoration Plan for 2012 (the “Restoration Plan”). There was no Named Executive Officer participation in the Mylan Executive Income Deferral Plan in 2012.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)

Heather Bresch	455,731	101,923	225,987	93,098	—	876,739

John D. Sheehan	193,715	115,164	156,204	47,469	—	512,552

Rajiv Malik	—	—	—	—	—	—

Harry Korman	305,358	74,505	100,949	42,830	—	523,642

Robert J. Coury	1,305,252	224,346	541,915	144,998	—	2,216,511

(1)

These amounts represent company contributions for each Named Executive Officer. These amounts are also reported in the “All Other Compensation” column of the Summary Compensation Table. Discontinued effective April 1, 2013.

(2)

These amounts include earnings (losses), dividends and interest provided on account balances, including the change in value of the underlying investments in which our named executives are deemed to be invested. These amounts are not reported in the Summary Compensation Table.

2013 Annual Meeting of Shareholders

Restoration Plan

The Restoration Plan permits employees (including the Chief Executive Officer, Chief Financial Officer and other Named Executive Officers) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code, to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code. Company contributions are subject to a three year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of his or her matching contributions or non-elective contributions. Distributions of a participant’s vested account balance will be made in a lump sum within sixty days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

Effective April 1, 2013, Ms. Bresch and Messrs. Malik, Sheehan and Coury are no longer eligible to receive matching contributions under the Restoration Plan.

Retirement Benefit Agreements

In December 2004, the Company entered into an RBA with Mr. Coury in furtherance of the obligations contained in his employment agreement. This RBA has been modified from time to time, most recently in 2011 with effect on January 1, 2012 (the “Amended RBA”). Additionally, the Company entered into RBAs with Ms. Bresch and Mr. Malik in August 2009, and Mr. Sheehan in February 2011 (together with Mr. Coury’s Amended RBA, the “RBAs”).

Pursuant to the Amended RBA, upon retirement following completion of ten or more years of service, or any termination of employment after December 31, 2011, Mr. Coury is entitled to receive a lump sum retirement benefit (the “Retirement Benefit”) equal to the present value of an annual retirement benefit equal to 50% of the sum of his base salary as of December 31, 2011, and the average of the three highest annual cash bonuses paid to Mr. Coury during the five years preceding January 1, 2012, for a period of 15 years beginning at age 55. As a result of his years of service, Mr. Coury has fully vested in his Retirement Benefit. Pursuant to the terms of the Amended RBA, Mr. Coury is eligible to receive a supplemental retirement benefit equal to 20% of the sum of his base salary as of December 31, 2011 and the average of the three highest annual cash bonuses paid to Mr. Coury in the five years preceding January 1, 2012 (the “Supplemental Retirement Benefit”). The Supplemental Retirement Benefit vested 50% on January 1, 2013 and shall fully vest on January 1, 2014. If prior to January 1, 2014, (A) there occurs a change in control (as defined in the Amended RBA) and Mr. Coury is employed by the Company immediately prior to such change in control, or (B) Mr. Coury’s employment terminates for any reason other than “cause” or resignation without “good reason” (each as defined in Mr. Coury’s employment agreement), the supplemental retirement benefit will fully vest. If Mr. Coury’s employment is terminated for cause or he resigns without good reason, then any unvested portion of the Supplemental Retirement Benefit will be forfeited.

Pursuant to the RBAs of Ms. Bresch and Messrs. Malik and Sheehan, upon retirement following completion of ten or more years of service, each executive would be entitled to receive a lump sum retirement benefit equal to the present value of an annual payment of 20%, 15%, and 15%, respectively, of the sum of their base salary and target annual bonus on the date of retirement, for a period of 15 years beginning at age 55. Having completed eight years of continuous service as an executive, Ms. Bresch is now vested 80% in her retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to two additional years (the “Partial Benefit”). Mr. Malik has completed six years of continuous service with the Company, and has vested 60% in his retirement benefit, with an additional 10% of the retirement benefit vesting after each year of service for up to four additional years. Mr. Sheehan completed his third year of service with the Company on April 1, 2013, and upon completing two additional years he will begin to vest in his retirement benefit.

Upon the occurrence of a change in control of the Company, each executive would become fully vested in his or her retirement benefit and would be entitled to receive a lump sum payment equal to the net present value of the retirement benefit, further discounted to the executive’s current age from age 55, as soon as practicable following any subsequent termination of employment. If an executive dies while employed by the Company, the executive’s beneficiary would be entitled to receive a lump sum payment equal to the greater of (i) two times the executive’s current base salary or (ii) the net present value of the retirement benefit.

Compensation Committee Report

Mr. Coury’s Amended RBA further provides that if (a) Mr. Coury’s employment is terminated without cause or for good reason within one year prior to a potential change in control and (b) the transaction or other event contemplated by the potential change in control is consummated so as to result in a change in control, Mr. Coury will be entitled to receive the excess (if any) of the retirement benefit that would have been paid to him had his employment terminated following the change in control and the retirement benefit actually paid to him. Ms. Bresch, Mr. Malik and Mr. Sheehan’s RBAs provide that if the executive’s employment is terminated without cause or for good reason, the executive will receive additional years of service credit corresponding to the applicable severance multiplier under his or her Transition and Succession Agreement.

Each of the RBAs provides that the executive is prohibited for one year following termination from engaging in activities that are competitive with the Company’s activities, provided that this provision will have no effect if, after the occurrence of a change in control, the Company refuses, fails or disputes any payments to be made to the executive under the RBA, whether or not the executive actually receives payment under the RBA.

Each of the RBAs provides that during the five-year period following termination, except for any termination occurring following a change in control, the Company may request that the executive provide consulting services for the Company, which services will be reasonable in scope, duration and frequency, and not to exceed 20 hours per month. The hourly rate for such consulting services will be determined by the parties at the time, but may not be less than $500 per hour, payable monthly. The executive would also be entitled to reimbursement of all out-of pocket expenses incurred in the course of providing these services.

Information concerning the estimated value of benefits under the RBAs assuming retirement as of December 31, 2012 is at “Potential Payments Upon Termination or Change in Control” on page 42.

In 2007, the Company established a nonqualified deferred compensation plan for Mr. Malik, who was then living outside the U.S. and therefore unable to participate in the Company’s 401(k) plan. Although the Company no longer contributes to the account, the plan account will be distributed to Mr. Malik upon the Company’s termination of the plan, the termination of Mr. Malik’s employment, or other qualifying distribution events, such as his retirement, disability or death.

Employment Agreements

The Company was party to employment agreements with each of the Named Executive Officers in 2012.

Mr. Coury. The Company and Mr. Coury entered into an employment agreement in October 2011, effective January 1, 2012 (the “current employment agreement”), to reflect his becoming Executive Chairman in 2012. Mr. Coury’s employment agreement has a term of three years (through January 1, 2015, unless earlier terminated or extended in accordance with its terms). Pursuant to his current employment agreement, Mr. Coury is entitled to an annual base salary of $1,350,000, and he is eligible for an annual performance-based target bonus of at least 125% of base salary which will be payable upon the achievement of the performance targets. Mr. Coury is also entitled to participate in long-term incentive and equity plans of the Company at the discretion of the Compensation Committee and to receive employee benefits and other fringe benefits no less favorable than the benefits to which he was entitled under his original employment agreement. Throughout the term of the agreement and for a period of two years following Mr. Coury’s termination of employment for any reason, he may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

For a description of the termination provisions of Mr. Coury’s current employment agreement, please see below, at “Potential Payments Upon Termination or Change in Control” on page 42.

Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman. The Company entered into employment agreements with Ms. Bresch, Mr. Malik and Mr. Korman in October 2011, effective January 1, 2012. The Company entered into an employment agreement with Mr. Sheehan effective on his hire in April 2010. Each of these agreements provides for the payment of a minimum base salary, as well as eligibility to receive a discretionary bonus and fringe benefits of employment as are customarily provided to senior executives of the Company.

The agreement with Ms. Bresch provides for a target bonus equal to 125% of base salary. The agreements with each of Messrs. Malik, Sheehan and Korman provide for a target bonus equal to 100% of each executive’s base salary. Each of Ms. Bresch, Messrs. Malik, Sheehan and Korman’s agreements also provide that throughout the term of the agreement and for a period of one year following the executive’s termination of employment for any reason, the executive may not engage in activities that are competitive with the Company’s activities and may not solicit the Company’s customers or employees.

41

2013 Annual Meeting of Shareholders

For a description of the termination provisions under these agreements, please see immediately below, at “Potential Payments Upon Termination or Change in Control”.

Potential Payments Upon Termination or Change in Control

The following discussion summarizes the termination and change in control-related provisions of the employment agreements, RBAs and transition and succession agreements entered into between the Company and the applicable Named Executive Officer, and termination of employment and change in control provisions under the Company’s 2003 Long-Term Incentive Plan, as amended.

Employment Agreements

Mr. Coury. Under Mr. Coury’s employment agreement, if Mr. Coury’s employment were terminated for any reason, he will be entitled to a payment equal to three (3) times his “annual cash compensation” (defined as the sum of Mr. Coury’s base salary as in effect on December 31, 2011, plus the higher of (i) the average annual bonus awarded to Mr. Coury with respect to 2009, 2010 and 2011 or (ii) Mr. Coury’s 2011 target bonus), and a pro-rated annual bonus for the year of termination based on actual performance, which would be reduced by Company-provided death benefits in the event of the termination of Mr. Coury’s employment due to death. Mr. Coury will also be provided with continued health and other benefits and aircraft usage for three (3) years following any such termination of employment, and will be eligible to participate in the Company’s Supplemental Health Insurance Plan. In addition, if Mr. Coury’s employment is terminated without “cause” or for “good reason” (each as defined under his current employment agreement), all pre-2012 equity-based awards held by Mr. Coury and outstanding at the time of such termination of employment will fully vest.

If Mr. Coury’s employment with the Company had terminated on December 31, 2012, by the Company without cause or by Mr. Coury for good reason prior to a change in control, under his current employment agreement he would have been entitled to cash severance payments and other benefits having an aggregate value of $24,115,930, and equity awards having an intrinsic value as of December 31, 2012 of approximately $20,803,183 would have become vested. If Mr. Coury’s employment with the Company had terminated on December 31, 2012, because of his death, he would have been entitled to cash severance payments and other benefits under his current employment agreement (including equity awards) having an aggregate value of $41,718,562. If Mr. Coury’s employment with the Company had terminated on December 31, 2012, because of his disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement (including equity awards) having an estimated aggregate value as of December 31, 2012 of $44,919,113.

Ms. Bresch. Under Ms. Bresch’s employment agreement, if Ms. Bresch were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in her current employment agreement) prior to a change in control, she would be entitled to a lump sum payment equal to two times her annual base salary, two years of health benefits at the Company’s cost, and a pro rata bonus based upon the actual bonus she would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Ms. Bresch would vest. If the term of employment in Ms. Bresch’s current employment agreement is not extended or renewed, she will be entitled to the same payments and benefits as if she had been terminated without cause. If the Company offers to renew Ms. Bresch’s term of employment on substantially similar terms and conditions, and Ms. Bresch rejects such offer, she will be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Ms. Bresch’s employment had been terminated on December 31, 2012, by the Company without cause or by Ms. Bresch for good reason prior to a change in control, she would have been entitled to receive $4,433,364 under her current employment agreement. If Ms. Bresch’s employment with the Company had terminated on December 31, 2012 because of her death or disability, she would have been entitled to cash severance payments and other benefits under her current employment agreement and equity awards having an aggregate value of $16,974,731 or $16,983,687, respectively.

Mr. Malik. Under Mr. Malik’s employment agreement, if Mr. Malik were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in his current employment agreement) prior to a change in control, he would be entitled to a lump sum payment equal to one and one half times his annual base salary, 18 months of health benefits at the Company’s cost, and a pro rata bonus based upon the actual bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30, 2011 restricted stock unit grant to Mr. Malik would vest. If the term of employment in Mr. Malik’s current employment agreement is not extended or renewed, he will be entitled to the same payments and benefits as if he had been terminated without cause. If the Company offers to renew

42

Compensation Committee Report

Mr. Malik’s term of employment on substantially similar terms and conditions, and Mr. Malik rejects such offer, he will be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Malik’s employment had been terminated on December 31, 2012, by the Company without cause or by Mr. Malik for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his current employment agreement having an estimated aggregate value of $2,767,242. If Mr. Malik’s employment with the Company had terminated on December 31, 2012, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his current employment agreement and equity awards having an aggregate value of $11,153,423.

Mr. Sheehan. Under Mr. Sheehan’s employment agreement, if Mr. Sheehan were to resign for good reason or be discharged by the Company without cause prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost, plus a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If the term of employment in the employment agreement of Mr. Sheehan is not extended or renewed on terms mutually acceptable to him and the Company, by the terms of his employment agreement, he would be entitled to a lump sum payment equal to 12 months’ continuation of base salary and health benefits at the Company’s cost.

If Mr. Sheehan’s employment had been terminated on December 31, 2012, by the Company without cause or by Mr. Sheehan for good reason prior to a change in control, he would have been entitled to cash severance and other benefits under his employment agreement having an estimated aggregate value of $1,914,171. If Mr. Sheehan’s employment with the Company had terminated on December 31, 2012, because of his death or disability, he would have been entitled to cash severance payments and other benefits under his employment agreement and equity awards having an aggregate value of $5,998,361.

Mr. Korman. Under Mr. Korman’s employment agreement, if Mr. Korman were to resign for “good reason” or be discharged by the Company without “cause” (each as defined in his current employment agreement) prior to a change in control, he would be entitled to a lump sum payment equal to his annual base salary, 12 months of health benefits at the Company’s cost and a pro rata bonus equal to the bonus he would have been entitled to receive for the fiscal year in which the termination occurs. If such termination of employment were to occur on or after January 1, 2013, a pro rata portion of the December 30,

2011 restricted stock unit grant to Mr. Korman would vest. If the term of employment in Mr. Korman’s current employment agreement is not extended or renewed, he will be entitled to the same payments and benefits as if he had been terminated without cause.

If Mr. Korman’s employment had been terminated on December 31, 2012, by the Company without cause, he would have been entitled to receive $1,697,448 under his current employment agreement. If Mr. Korman’s employment with the Company had been terminated on December 31, 2012, because of death or his disability, he would have been entitled to benefits under his current employment agreement and equity awards having an aggregate value of $4,841,456.

Retirement Benefit Agreements

Mr. Coury. If the employment of Mr. Coury had terminated for any reason on December 31, 2012, Mr. Coury would have been entitled to a lump sum payment having the following estimated values under his Amended RBA: (i) in the case of termination by the Company for “cause” or by Mr. Coury without “good reason”, as defined in Mr. Coury’s employment agreement, $42,107,520; (ii) in the case of a termination by the Company without cause or by Mr. Coury for good reason, $49,125,440; and (iii) in the case of termination because of death or disability, $49,125,440. If a change in control had occurred on December 31, 2012, and assuming the Amended RBA was then in effect, Mr. Coury would be entitled upon a simultaneous termination of employment to receive the same estimated lump sum payment of $49,125,440 under his Amended RBA.

Ms. Bresch, Mr. Malik and Mr. Sheehan. If the employment of each of Ms. Bresch, Mr. Malik, and Mr. Sheehan had terminated for any reason on December 31, 2012, each of the executives would have been entitled to lump sum payments having the following estimated values under their respective RBAs: (i) in the case of termination by the Company for “cause” or by the executive without “good reason”, as defined in the executive’s employment agreement, $3,424,869; $1,654,262 and, $0, respectively; (ii) in the case of a termination by the Company without cause or by the executive for good reason, $4,281,086; $2,481,394 and $1,146,783, respectively; and (iii) in the case of termination because of death or disability, $4,281,086; $2,757,104 and $2,293,567, respectively. If a change in control had occurred on December 31, 2012, each of Ms. Bresch, Mr. Malik and Mr. Sheehan would be entitled upon a simultaneous termination of employment to the benefit the executive would have been entitled to under her or his RBA in the case of termination because of death or disability.

43

2013 Annual Meeting of Shareholders

Transition and Succession Agreements

Mr. Coury. Pursuant to Mr. Coury’s employment agreement, Mr. Coury waived his right to the cash severance payments and continuation benefits under his transition and succession agreement dated December 2, 2004, as amended. This waiver does not apply to Mr. Coury’s right under the transition and succession agreement to receive from the Company a gross-up payment for any excise tax on “excess parachute payments” and reimbursement of legal fees associated with good faith disputes regarding termination of employment, in seeking benefits under the transition and succession agreement.

If a change in control had occurred on December 31, 2012, and Mr. Coury’s employment had been terminated without cause or for good reason on the same date, and assuming that his current employment agreement was in effect, then Mr. Coury would not have been entitled to payment of cash severance or continuation benefits under his transition and succession agreement. However, under his current employment agreement, he would be entitled to the cash severance and other benefits described above under “Employment Agreements” and an excise tax gross-up payment under his transition and succession agreement estimated at $16,496,529.

Ms. Bresch, Mr. Malik, Mr. Sheehan and Mr. Korman. The transition and succession agreements with the other Named Executive Officers provide that if the executive’s employment is terminated other than for cause or if the executive terminates his or her employment for good reason, in each case within two years following the occurrence of a change in control, or, under certain circumstances, for any reason within 90 days following the first anniversary of a change in control, the executive would become entitled to receive a lump sum severance payment, equal to the higher of (a) the compensation and benefits payable under his or her employment agreement as if the change in control were deemed to be a termination without cause under the employment agreement and (b) a lump sum severance payment in an amount equal to three times the sum of base salary and highest bonus paid to the executive under the employment agreement or the transition and succession agreement, and the continuation of health and insurance benefits for a period of three years. The transition and succession agreements for each of these Named Executive Officers also provide for a gross-up payment for any excise tax on “excess parachute payments.”

If a change in control had occurred on December 31, 2012, and the employment of each of Ms. Bresch, Mr. Malik, Mr. Sheehan, and Mr. Korman had been terminated on the same date under circumstances entitling them to payments under their transition and succession agreements, the executives would have been entitled to cash severance and other benefits (which includes the vesting of equity awards and the valuation of other perquisites and are in addition to the Retirement Benefit which they would receive as described above) having an estimated aggregate value as follows: for Ms. Bresch, $23,851,188; for Mr. Malik, $16,894,230; for Mr. Sheehan, $11,329,847; and for Mr. Korman, $7,961,804. Ms. Bresch, Mr. Malik, Mr. Sheehan, and Mr. Korman would also have been entitled to a gross-up payment for excise taxes estimated at $7,004,721, $5,537,024, $4,772,169, and $2,377,194, respectively.

2003 Long-Term Incentive Plan, as amended

The Company’s 2003 Long-Term Incentive Plan, as amended, provides that, unless otherwise provided in an award agreement, at the time of a change in control (as defined in the plan), (i) each stock option and stock appreciation right outstanding will become immediately and fully exercisable, (ii) all restrictions applicable to awards of restricted stock and RSUs will terminate in full, (iii) all performance awards (with certain limited exceptions) will become fully payable at the maximum level, and (iv) all other stock-based awards will become fully vested and payable.

A description of the material terms that apply to stock options and restricted stock awards held by the Named Executive Officers may be found in the footnotes to the table above entitled “Outstanding Equity Awards at End of 2012.” If a change in control had occurred on December 31, 2012, the intrinsic value of vesting equity-based awards held by the Named Executive Officers would have equaled approximately: for Mr. Coury, $20,803,183; for Ms. Bresch, $12,541,367; for Mr. Malik, $8,386,181; for Mr. Sheehan $4,084,191; and for Mr. Korman $3,144,008.

44

Compensation Committee Report

Item 3—Advisory Vote on Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC rules.

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” the overall objective of our executive compensation program is to help create long-term value for our shareholders by attracting and retaining individuals of the highest caliber, emphasizing pay-for-performance compensation, and aligning the long-term interests of our executives with those of our shareholders. Please see the Compensation Discussion and Analysis beginning on page 18 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our Named Executive Officers.

We are asking shareholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the Named Executive Officers’ compensation. Given the demonstrated, outstanding short and long-term performances described above, including record revenues, adjusted EBITDA, and adjusted earnings per share realized in 2012 – under the leadership of the Named Executive Officers – the Board asks shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

We provide our shareholders with an annual say-on-pay vote and the next vote will be at the 2014 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Item 4—Shareholder Proposal—Adoption of Mandatory Policy Requiring an Independent Chairman of the Board

The City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007-2341, a beneficial holder of 454,066 shares of Mylan Common Stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

RESOLVED: Shareholders of Mylan, Inc. request that the Board of Directors adopt a policy that the Chair of the Board of Directors shall be an independent Director who is not a current or former employee of the Company, and whose only nontrivial professional, familial or financial connection to the corporation or its CEO is the directorship. The policy should be implemented so as not to violate existing agreements and should allow for departure under extraordinary circumstances such as the unexpected resignation of the chair.

Supporting Statement

At present, the Company has an executive chairman of the board who is the former CEO of the Company. The board is obligated to exercise independent oversight of the CEO and management and to protect the interests of shareholders. As Executive Chairman, Mr. Coury is expected to have a close working relationship with senior executives, many of whom he hired as part of his management team while CEO, which can compromise his independence and objectivity.

Keeping a former CEO on the board may delay the maximization of shareholder value and negatively impact corporate performance (see The Conference Board, “Retaining Former CEOs on the Board,” and Quigley and Hambrick, “When the Former CEO Stays on as Board Chair”). The presence of former CEOs, who tend to remain significantly involved in running the Company, makes it difficult for a new CEO to review and change past strategies. With former CEOs remaining on the board for an average of five years, this can cause a significant delay in maximizing shareholder value.

We believe an independent board leadership structure is in the best interest of shareholders and the Company to avoid potential conflicts and maximize shareholder value. If the board believes the Company’s former CEO can contribute valuable skills and experience necessary for a transition period, it can retain him as a consultant. Additionally, the Company received only 48% support for its advisory vote on pay- a strong indication that independent oversight is needed.

Board leadership structure in the U.S. is slowly trending towards an independent chairperson. Twenty-one percent of S&P 500 companies now have an independent chair compared to 9% in 2003 (Spencer Stuart Board Index). Approximately 73% of directors on boards with an independent chairperson believe that their companies benefited from the split (Survey, 2008 Public US National Association of Corporate Directors) and more that 88% of senior financial executives believe the positions should be separated (Grant Thornton, 2009 Survey).

Despite these strides, the U.S. lags the rest of the world in adopting this best practice. Companies with independent board chairs comprise 76% of FTSE 100 index in the United Kingdom, 55% of the Toronto Stock Exchange 60, and 50% for German DAX 30 index, according to findings by Deloitte (Board Leadership: A Global Perspective, 2011).

We urge shareholders to support the proposal.

Board of Directors’ Statement in Opposition

Your Board of Directors recommends that you vote AGAINST this proposal, which we believe is inconsistent with the best interests of the Company and its shareholders.

The proponent asks shareholders to approve a radical shift in the leadership of your Company – at a time when Mylan has been performing, and continues to perform, at record levels. Rather than citing facts specific to your Company or its Board of Directors in support of this proposal, the proponent instead relies on a rigid “one-size-fits-all” philosophy that ignores the outstanding performance of your Company and which is out of sync with the majority of corporate America. We respectfully submit that, when the rationale for this shareholder’s proposal is read in relation to the performance of Mylan over the past 5 years – a significant time frame according to the proponent – this shareholder’s justification is, simply, without merit. Accordingly, for the reasons discussed below, we believe that adoption of the proponent’s broad brush, formulaic approach to corporate governance would not be in Mylan’s or its shareholders’ best interests.

Mylan’s consistent record of performance over the past 5 years flatly contradicts the proponent’s primary theory that “[k]eeping a former CEO on the board may delay the maximization of shareholder value and negatively impact corporate performance.” As demonstrated by the chart below, during the past 5 years alone – while Mr. Coury served as an executive Director, including the past 4 years as an executive Chairman – Mylan has consistently produced outstanding top and bottom line growth. Under the leadership of Mr. Coury over his very successful management team during that period, your Company has achieved compound annual growth of 10 percent in adjusted revenues, 16 percent in adjusted EBITDA, and 34 percent in adjusted diluted earnings per share.

*	2008 and 2009 total adjusted revenue, as well as adjusted EBITDA and adjusted diluted EPS differ from what is reported under GAAP. See Appendix A for a reconciliation of non-GAAP financial measures to Mylan’s results reported under GAAP.

(a) $ in millions.

This exceptional performance also has yielded outstanding shareholder value. During that same 5-year time frame, Mylan’s total shareholder return substantially outpaced that of its peers in the S&P 500 Index.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2012.

Moreover, during the past year – after the Board separated the positions of CEO and Chairman and appointed Mr. Coury as Executive Chairman – Mylan had its strongest year to date, with record adjusted revenues of approximately $6.8 billion, adjusted EBITDA of approximately $1.9 billion, and adjusted diluted earnings per share of $2.59. Mylan also once again outpaced its peers in the S&P 500 for one-year total shareholder return.

*	TSR data is from the S&P Research Insight database and reflects total returns (including price appreciation and reinvested dividends) as of December 31, 2012.

Further, we believe that Mylan is poised for another highly successful year in 2013, and our powerful global commercial and operating platform gives the Board great confidence in the long-term prospects of the Company. Clearly, Mr. Coury’s leadership of the Company and the Board has served, and continues to serve the Company, the Board, and shareholders well.

Moreover, as discussed in greater detail below, the proponent’s argument that a non-executive chairman is somehow necessary in the interest of good corporate governance is based on speculation and a formulaic ideology that reflects neither the state of corporate America nor facts specific to Mylan. It is noteworthy that the vast majority of American companies have a Chairman who is or was previously an executive of the Company. More specifically, the proponent points to no facts

 2013 Annual Meeting of Shareholders

demonstrating that such a change in fact is needed or would serve the interest of Mylan and its shareholders.

Accordingly, your Board firmly believes:

•	The current Board structure, including leadership by an Executive Chairman, is the best structure for your Company at this time, as demonstrated by the outstanding performance of the Company;

•	The Board’s independent Directors and corporate governance structures ensure robust, strong, sustainable, and ongoing independent oversight of your Company and its management;

•	The inflexible policy suggested by the proponent is inconsistent with the interests of good corporate governance and with the board structure at the vast majority of American companies; and

•	The proponent’s supporting data does not tell the whole story, and in fact the proponent’s data does not support its proposal.

*****

One of the most important roles of a Board of Directors is to carefully assess and determine Board and management composition, structure, performance and personnel. Based on careful evaluation and years of experience with an executive Chairman, your Board has determined that the current structures are in the best interests of Mylan at this time. This determination is based on, among other factors, your Board’s deep and unique knowledge of the complexity, size, and dramatic growth of the Company, the Company’s businesses, operations, vision, culture, and strategies, as well as the challenges and opportunities expected in the near, medium, and long-term. Given this unique knowledge, we firmly believe that the Board is in the best position to evaluate and determine the ideal Board and management structure of the Company at any given time, and that the “one-size-fits-all” approach to corporate governance reflected in the proposal is not in the best interests of the Company or its shareholders.

1.	The Independent Directors Exercise Strong, Independent Oversight of Management.

Your Board takes its fiduciary responsibility very seriously, and has been and remains steadfastly committed to making decisions that it believes best serve the Company and the interests of shareholders. In addition to the careful discharge of its fiduciary duties, the following Board characteristics help to support, ensure, and demonstrate the Board’s continuing, effective, and independent oversight of management:

•	Director Independence. All but three of the Company’s thirteen Board members are independent, as defined under the NASDAQ listing standards and our Corporate Governance Principles.

•

Lead Independent Director.  Pursuant to the Company’s Corporate Governance Principles, the independent members of the Board annually elect a Lead Independent Director, currently Mr. Piatt. The Lead Independent Director’s authority includes, among other matters:

–	Presiding at any executive sessions of independent Directors (without management present) and at meetings of the Board at which the Chairman is not present;

–	Calling meetings of the independent Directors;

–	Serving on the Board’s Executive Committee;

–	Approving, and consulting with the Chairman in determining, Board meeting agendas and Board meeting schedules; and

–	Serving as the point person for shareholders wishing to communicate with the Board and as a liaison between the Chairman and independent Directors.

•

Independent Board Committees. All members of the Board’s Audit, Compensation, Compliance, Finance, and Governance and Nominating Committees are independent Directors. This means that oversight of critical matters such as the integrity of the Company’s financial statements, capital structure, executive compensation, the nomination of Directors, and evaluation of the Board and key Committees is entrusted to independent Directors.

•

Corporate Governance Principles. The Board’s affairs are conducted in accordance with our Corporate Governance Principles, which address, among other matters, the duties and responsibilities of the Board and Board Committees, the election and responsibilities of the Lead Independent Director, director qualifications, and rights of Board members.

•

Unrestricted Access to Management and External Advisors. The Board and each of its Committees have unrestricted access to management and the authority to retain independent legal, accounting, and other experts and consultants to advise the Board and the Committees as they may deem appropriate.

•

Ongoing Review and Implementation of Best Practices. The Board continues to review and implement best practice initiatives when it believes them to be in the best interests of the Company and shareholders. During the past year, at the initiative of the Executive Chairman, the Board

Item 4—Shareholder Proposal—Adoption of Mandatory Policy Requiring an

Independent Chairman of the Board

implemented several policies that only further demonstrate the alignment of the Board and management with the interests of shareholders. For example, the Board approved clawback and anti-hedging policies, minimum share ownership requirements for non-employee Directors, and increased minimum share ownership requirements for the Executive Chairman and the Chief Executive Officer.

2.	The Current Board and Management Structures Continue to Benefit the Company.

Your Board believes that retaining the flexibility to determine the right person to serve as Chairman, whether an executive or not, is critical to the ongoing leadership, oversight, and direction of your Company. Our decisions on leadership are not – and should not be – made in a vacuum pursuant to a pre-designated formula. Rather, they are made in the context of the strength and maturity of the Company, its businesses, the respective strengths and capabilities of our fellow Directors and management, the opportunities and challenges faced by the Company, the Company’s talent pool and succession planning, the markets in which the Company operates, and many other factors that are considered when determining the leadership structure of the Company at any given time.

The proponent suggests, without any evidence relating to Mylan, that the presence of a former CEO on a board “may delay the maximization of shareholder value and negatively impact corporate performance.” As demonstrated above, Mylan’s outstanding 5-year record of performance flatly contradicts proponent’s statement of philosophy and clearly supports the Board’s belief that the Board, management, and shareholders have in fact benefitted by having an Executive Chairman at this time in the Company’s history.

The proponent also suggests, again without evidence, that the fact that the Executive Chairman hired current senior executives as part of his management team while he was CEO could compromise his independence and objectivity. To the contrary, Mr. Coury has demonstrated a strong commitment to doing what is in the best interests of the Company and its shareholders, including a willingness to restructure the leadership team and to replace executives who were not performing. Most importantly, the proponent’s theory fails to account for the fact that oversight and compensation of management are functions conducted or determined by the independent Directors of the Board and its independent Committees.

The Board believes that there is and has been great benefit from having a Chairman who was an executive officer of Mylan for almost a decade, and who therefore has intimate and extensive knowledge of management, the business, and all of the inner workings of Mylan’s complex and growing global platform. This knowledge and experience enables our Chairman to focus the Board on matters of the greatest significance to the Company and shareholders, and the insight he provides to the Board further enables us to exercise the robust independent oversight of management that we have always employed.

The current structure also allows Ms. Bresch, the CEO, to focus on driving the continued transformation of the business, integrating new acquisitions, and enhancing the operational performance and efficiency of our global platform, while Mr. Coury focuses on, among other matters, strategic merger and acquisition activity, ensuring an effective transition to the new enhanced management structure, and continued mentorship of management.

Finally, we note that, before Mr. Coury was appointed Chairman, Milan Puskar, one of Mylan’s founders and a former CEO of the Company, was Chairman of the Board. During Mr. Puskar’s tenure as Chairman, the Board believed that the Company also derived great benefits from his intimate knowledge of the Company.

3.	An Inflexible Policy Does Not Serve Shareholder Interests or the Interests of Good Corporate Governance.

The Board respectfully believes that, in fact and theory, the proponent’s inflexible “one-size-fits all” approach to corporate governance is not in Mylan’s or any company’s best interests. We believe that the better, and more reasoned, approach to corporate governance and oversight is to exercise prudent business judgment – indeed to exercise fiduciary duties – by assessing what is the ideal board and management structure for a company based on the facts and circumstances relevant at any given time. This is exactly what your Board has done and will continue to do in the future. Indeed, the Board acknowledges that it may in the future determine that a non-executive Chairman would best serve the interests of the Company and shareholders. However, we believe that inflexibly mandating these future determinations, as advocated by the proponent, would inadvisably limit Board discretion and permanently disqualify current or former executives from serving as Chairman, potentially depriving the Board of the most qualified and appropriate person to lead the Board as Chairman.

 2013 Annual Meeting of Shareholders

In addition, we note that the proposal itself advocates implementation of a policy that will not interfere with existing contracts. We believe that this further underscores the flaws of the proposal, as it asks shareholders to vote today – based on facts known only today – on a structure for Board leadership that will not apply for another 2 years and in circumstances that cannot be predicted today.

We also note that approximately 88% of the 100 largest public companies in America (Shearman & Sterling, 2012 Corporate Governance of the Largest US Public Companies) and 76% of all companies in the S&P 500 (2012 Spencer Stuart Board Index) have a chairman who is or was previously an executive of the Company. Although the percentage of non-executive chairmen may have increased over the past decade, clearly the vast majority of corporate America is served by Boards that are led by an executive Chairman. Nor does the proponent cite any facts explaining whether those boards that appointed a non-executive Chairman did so based on a factual determination that such a structure was most appropriate for the company based on the circumstances of the company at the time of the decision, as opposed to having made a decision based on proponent’s formulaic theory of corporate governance.

4.	The Proponent’s Supporting Data Does Not Tell the Whole Story.

The proponent cites data that 21% of S&P 500 companies now have an independent chair. However, the proponent has not offered any data on the percentage of such companies that require as a matter of policy that chairmen be independent – which is the specific proposal offered by the proponent. It therefore should be noted that only 18 of the S&P 500 companies, less than 4% of the entire group, report having a formal policy requiring the separation of the chairman and chief executive officer (2012 Spencer Stuart Board Index). Reaching a conclusion after careful deliberation is one thing; requiring a rigid predetermined conclusion (as the proponent suggests) is another.

*****

In summary, your Board believes that the Company and its shareholders receive substantial and effective oversight from its current Board structure and its independent Directors. The Board opposes this proposal because it would require dismantling a management structure that the Board believes has performed exceptionally well, is ideal for Mylan at this time in its history, and has produced outstanding results for shareholders. Proponent’s “one-size-fits-all” policy would eliminate the Board’s ability to exercise its business judgment to select a Chairman based on the Company’s particular needs at the time of the decision, and therefore would not be in the best interests of shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

Item 4—Shareholder Proposal—Adoption of Mandatory Policy Requiring an

Independent Chairman of the Board

Report of the Audit Committee of the Board of Directors

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee is currently comprised of three independent Directors and operates under a written charter adopted by the Board.

Management is responsible for Mylan’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Mylan’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and to issue their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding Mylan’s audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Mylan’s financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Mylan’s internal control over financial reporting. Management represented to the Audit Committee that Mylan’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, (AU Section 380), as adopted by the PCAOB in Rule 3200T.

Mylan’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. Deloitte & Touche LLP, Mylan’s independent registered public accounting firm, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Mylan’s Annual Report on Form 10-K for 2012, which was filed with the Securities and Exchange Commission.

BY THE AUDIT COMMITTEE:

Neil Dimick, C.P.A., Chairman
Douglas J. Leech, C.P.A.
Rodney L. Piatt, C.P.A.

  Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (Ms. Cameron, Dr. Maroon and Mr. Piatt), during 2012 or as of the date of this Proxy Statement, is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Compensation Committee or the Board.

  Certain Relationships and Related Transactions

The Board annually reviews and evaluates certain relationships and related party transactions, with respect to Directors, as part of its assessment of each Director’s independence. Based on a review of the transactions between the Company and its Directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, during 2012, it was not a party to any transaction in which the amount involved exceeds $120,000 and in which any of the Company’s Directors, executive officers or greater than five percent shareholders, or any of their immediate family members or affiliates, have a direct or indirect material interest, except that during 2012, Coury Investment Advisors, Inc. (“CIA”) and Coury Financial Group, LP (“CFG”), the principals of which are brothers of Mr. Coury, the Company’s Executive Chairman, served as the broker in connection with several of the Company’s employee benefit programs. CIA and CFG have served in these roles for the Company since approximately 1995 and, in 2012, received total payments for these services from the insurance carriers of approximately $520,000. In addition, John Todd, son of C.B. Todd, a Director of the Company, earned approximately $130,000 in compensation for employment by the Company’s subsidiary, Mylan Pharmaceuticals Inc., as a Senior Manager in 2012. Mr. John Todd has been employed by Mylan Pharmaceuticals Inc. since 1999.

In 2013, the Board approved a related party transactions policy that establishes guidelines for reviewing and approving transactions involving any Director or certain executives in which (1) the aggregate amount involved will or may be expected to exceed $25,000; (2) the Company is a participant; and (3) any related party has or will have a direct or indirect interest.

  Communications With Directors

Any interested parties may contact any individual Director, the Board, the non-management Directors as a group or any other group or committee of Directors, by calling 1.724.514.1800 or by submitting such communications in writing to the Director or Directors, at the following address:

Mylan Inc.

c/o Corporate Secretary

1500 Corporate Drive

Canonsburg, Pennsylvania 15317

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board using the above address. All communications received as set forth above will be opened by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to our Directors. Materials that are not in the nature of advertising or promotions of a product or service or patently offensive will be forwarded to the individual Director, or to the Board or to each Director who is a member of the group or committee to which the envelope is addressed.

  2014 Shareholder Proposals

If you wish to submit proposals intended to be presented at our 2014 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act, your proposal must be received by us at our principal executive offices no later than December 13, 2013, and must otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2014 Proxy Statement and proxy.

In order for proposals of shareholders made outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received by us at our principal executive offices not later than January 24, 2014. Additionally, under the Company’s bylaws, shareholder proposals made outside of the processes of Rule 14a-8 under the

Exchange Act must be received at our principal executive offices, in accordance with the requirements of the bylaws not later than January 24, 2014; provided, however, that in the event that the 2014 Annual Meeting is called for a date that is not within 25 days before or after May 24, 2014 notice by shareholders in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. Shareholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and Director nominations.

  Other Matters; Directions

On the date of this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the meeting, the proxies solicited hereby will be voted in accordance with the best judgment of the person or persons voting such proxies. Directions to the Annual Meeting can be obtained by contacting Mylan’s Investor Relations at 1.724.514.1800.

2012 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for 2012 has been mailed to all shareholders entitled to notice of, and to vote at, the 2013 Annual Meeting of Shareholders. Our report on Form 10-K, as defined, is not incorporated into this Proxy Statement and shall not be deemed to be solicitation material. A copy of our Form 10-K is also available without charge from our Company website at http://investor.mylan.com under “Financial and Other Information” or upon written request to: Mylan Investor Relations, Mylan Inc., 1500 Corporate Drive, Canonsburg, Pennsylvania 15317.

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope or vote over the Internet or by telephone by following the instructions set forth in the enclosed proxy card. If you attend the Annual Meeting and wish to vote in person, you will be able to do so and your vote at the Annual Meeting will revoke any proxy you may submit.

By order of the Board of Directors,

Joseph F. Haggerty
Corporate Secretary
April 12, 2013
Canonsburg, Pennsylvania

Appendix A - Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted Revenue

(amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008

Total Revenues	$ 6,796	$ 6,130	$ 5,451	$ 5,093	$ 5,138
Exclusion of revenue from sale of Bystolic	—	—	—	—	(468)
Acceleration of deferred revenue	—	—	—	(29)	—
Restructuring and other special items	—	—	—	(2)	—
Adjusted total revenues	$ 6,796	$ 6,130	$ 5,451	$ 5,062	$ 4,670

    2013 Annual Meeting of Shareholders

Adjusted Net Earnings and EPS

(amounts in millions, except EPS)

	Year Ended December 31,

	2012		2011		2010		2009		2008
GAAP net earnings (loss) attributable to Mylan Inc. and diluted GAAP EPS	$641	$1.52	$537	$1.22	$224	$0.68	$94	$0.30	$(335)	$(1.10)
Purchase accounting related amortization, including product and IPR&D asset impairments (included in cost of sales)	391		365		309		283		489
Goodwill Impairment Charges	—		—		—		—		385
Bystolic Revenue	—		—		—		—		(468)
Litigation settlements, net	(3)		49		127		226		17

Interest expense, primarily amortization of convertible debt discount	36		50		60		43		30

Non-cash accretion and fair value adjustments of contingent consideration liability	39		—		—		—		—
Clean energy investment pre-tax loss	17		—		—		—		—
Financing related costs (included in other income (expense), net)	—		34		37		—		—
Acceleration of deferred revenue	—		—		—		(29)		—

Non-controlling interest	—		—		—		9		—
Restructuring and other special items included in:

Cost of sales	66		8		7		33		53

Research and development expense	12		4		10		49		14

Selling, general and administrative expense	105		45		63		22		89

Other income, net	(1)		—		1		(13)		1
Tax effect of the above items and other income tax related items	(216)		(198)		(253)		(273)		(31)

Preferred dividend (a)	—		—		122		139		—

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$1,087	$2.59	$893	$2.04	$707	$1.61	$583	$1.30	$244	$0.80

Weighted average diluted common shares outstanding (a)	420		439		438		450		304

(a) Adjusted diluted EPS for the year ended December 31, 2010, includes the full effect of the conversion of the company’s preferred stock into 125.2 million shares of common stock on November 15, 2010. Adjusted diluted EPS for the period ended December 31, 2009 was calculated under the “if-converted method” which assumes conversion of the Company’s preferred stock into shares of common stock, based on an average share price, and excludes the preferred dividend from the calculation, as the “if-converted method” is more dilutive.

Appendix A - Reconciliation of Non-GAAP Measures (Unaudited)

Adjusted EBITDA

(amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008
GAAP net earnings (loss) attributable to Mylan Inc. before preferred dividends	$641	$537	$345	$233	$(196)
Add (deduct) adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	18	2	1	16	(1)
Income taxes	161	116	10	(21)	129
Interest expense	309	336	332	319	380
Depreciation and purchase accounting related amortization, including product and IPR&D asset impairments	547	511	435	401	600

EBITDA	1,676	1,502	1,123	948	912
Add (deduct) adjustments:
Stock-based compensation expense	43	42	31	31	31
Bystolic revenue	—	—	—	—	(468)
Goodwill impairment charge	—	—	—	—	385
Litigation settlements, net	(3)	49	127	226	17
Restructuring & other special items	176	85	118	49	157

Adjusted EBITDA	$1,892	$1,677	$1,399	$1,254	$1,034

Adjusted Pre-tax Income (amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Reported pre-tax income (loss)	$804	$655	$356	$227	$(72)
Exclusion of revenue from sale of Bystolic	—	—	—	—	(468)
Acceleration of deferred revenue	—	—	—	(29)	—

Pre-tax loss related to the clean energy investment	17	—	—	—	—

Purchase accounting related amortization, including product and IPR&D asset impairments	391	365	309	283	489
Goodwill impairment charge	—	—	—	—	385
Restructuring and other special items	190	56	81	90	158
Litigation settlements, net	(3)	49	127	226	17
Financing-related costs	—	34	37	—	—
Interest expense, primarily accretion of contingent consideration and amortization of convertible debt discount	67	49	60	43	30

Adjusted pre-tax income	$1,466	$1,208	$970	$840	$539

2013 Annual Meeting of Shareholders

Interest Expense

(amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008
GAAP interest expense	$309	$337	$331	$318	$381
Non-cash interest, primarily accretion of contingent consideration and amortization of convertible debt discount	(67)	(49)	(60)	(43)	(30)

Adjusted interest expense	$242	$288	$271	$275	$351

Income Tax Expense

(amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Reported income tax expense (benefit)	$161	$116	$10	$(21)	$129
Tax effect of adjustments to pre-tax income and other income tax related items	(216)	(198)	(253)	(273)	(31)

Adjusted income tax expense	$377	$314	$263	$252	$160

Adjusted effective tax rate	26%	26%	27%	30%	30%

Operating Cash Flow

(amounts in millions)

	Year Ended December 31,
	2012	2011

Reported cash provided by operating activities	$949	$720
Add/(Deduct):
Payment of litigation settlements	109	81
Payment of interest rate swap settlement	—	14
Reimbursement to Merck KGaA / (Tax benefit) on the tax benefit related to indemnified litigation	—	60
Income tax items	(14)	—
Adjustments for timing of cash receipts deducted in prior periods	62	7
Other items	18	—

Adjusted cash provided by operating activities	$1,124	$882

Add/(Deduct):
Capital expenditures	(305)	(280)

Proceeds from sale of property, plant and equipment	16	—

Other	(6)	—

Adjusted free cash flow	$829	$602

Appendix A - Reconciliation of Non-GAAP Measures (Unaudited)

Return on Invested Capital

(amounts in millions)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Adjusted pre-tax income	$1,466	$1,208	$970	$840	$539
Adjusted interest expense	242	288	271	275	351

Adjusted income before interest and tax	1,708	1,496	1,241	1,115	890

Estimated adjusted income tax expense (a)	(439)	(389)	(336)	(335)	(264)

Adjusted net operating profit after tax	1,269	1,107	905	780	626

Total assets	11,932	11,598	11,537	10,802	10,410
Cash & near cash items	(350)	(375)	(662)	(381)	(557)
Short-term investments	(34)	(31)	(29)	(28)	(42)
Current deferred income taxes	(229)	(203)	(259)	(249)	(199)
Non-current deferred income taxes	(88)	(39)	(58)	(37)	(16)
Bond hedge	(636)	(460)	(472)	(411)	(236)
Restricted cash	(1)	(9)	(24)	(48)	(40)

Total invested assets	10,594	10,481	10,033	9,648	9,320
Accounts payable	(778)	(703)	(565)	(518)	(499)
Other current liabilities	(984)	(996)	(1,058)	(935)	(796)
Income taxes payable	(34)	(43)	(15)	(69)	(92)

Total invested capital	$8,798	$8,739	$8,395	$8,126	$7,933

Average invested capital	8,769	8,567	8,261	8,030	8,539

Intangible assets	2,224	2,631	2,501	2,385	2,453
Goodwill	3,516	3,518	3,599	3,331	3,162

Operational invested capital	$3,058	$2,590	$2,295	$2,410	$2,318

Average operational invested capital	2,824	2,443	2,353	2,364	2,314

Total invested capital excluding goodwill	5,282	5,221	4,796	4,795	4,771

Average invested capital excluding goodwill	5,252	5,009	4,796	4,783	5,030
Cash Return on Invested Capital	14%	13%	11%	10%	7%

Cash Return on Operating Invested Capital	45%	45%	38%	33%	27%

Cash Return on Invested Capital Excluding Goodwill	24%	22%	19%	16%	12%
(a) Estimated adjusted income tax expense is the adjusted income tax rate multiplied by adjusted income before interest and tax.

MYLAN INC.

Annual Meeting of Shareholders

Friday, May 24, 2013

10:30 a.m. (ET)

Sofitel Washington DC Lafayette Square

806 15th Street, NW, Washington, D.C. 20005

ADMISSION TICKET

* REQUIRED FOR MEETING ATTENDANCE * PERMITS ONE TO ATTEND *

YOUR VOTE IS IMPORTANT!

■

PROXY – MYLAN INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

Friday, May 24, 2013

10:30 a.m. (ET)

Sofitel Washington DC Lafayette Square

806 15th Street, NW, Washington, D.C. 20005

This Proxy is Solicited on Behalf of the Board of Directors of Mylan Inc.

The undersigned hereby appoints ROBERT J. COURY and RODNEY L. PIATT, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of MYLAN INC. (“Mylan”) which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of Mylan to be held Friday, May 24, 2013 and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing:

(Continued and to be signed on the reverse side)	SEE REVERSE SIDE

■	14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

Friday, May 24, 2013

10:30 a.m. (ET)

Sofitel Washington DC Lafayette Square

806 15th Street, NW, Washington, D.C. 20005

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on Friday, May 24, 2013:

The Notice of the Meeting, Proxy Statement, Proxy Card, and Annual Report on Form 10-K

are available at http://investor.mylan.com

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW

AND FOR ITEMS 2 AND 3 BELOW AND AGAINST ITEM 4 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☒

1.	Elect the following 13 directors, each for a term of one year:						FOR	AGAINST	ABSTAIN
						9 Joseph C. Maroon, M.D.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	1 Heather Bresch	☐	☐	☐		10 Mark W. Parrish	☐	☐	☐

	2 Wendy Cameron	☐	☐	☐		11 Rodney L. Piatt, C.P.A.	☐	☐	☐

	3 Robert J. Cindrich	☐	☐	☐		12 C.B. Todd	☐	☐	☐

	4 Robert J. Coury	☐	☐	☐		13 Randall L. (Pete) Vanderveen, Ph.D., R.Ph., C.P.A.	☐	☐	☐

	5 Neil Dimick, C.P.A. 6 Melina Higgins 7 Douglas J. Leech, C.P.A. 8 Rajiv Malik	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2. 3.

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013:

Approve, on an advisory basis, the compensation of the Named Executive Officers of the Company:

							☐ ☐	☐ ☐	☐ ☐
					4.	Consider a shareholder proposal requesting the adoption of a mandatory policy requiring that the Chairman of the Board of Directors be an independent Director:	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2 and 3 and AGAINST Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

MYLAN INC.

Friday, May 24, 2013

10:30 a.m. (ET)

Sofitel Washington DC Lafayette Square

806 15th Street, NW, Washington, D.C. 20005

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on Friday, May 24, 2013:

The Notice of the Meeting, Proxy Statement, Proxy Card, and Annual Report on Form 10-K

are available at http://investor.mylan.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line, and mail in the envelope provided.  i

¢

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 BELOW

AND FOR ITEMS 2 AND 3 BELOW AND AGAINST ITEM 4 BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.   ☒

1.	Elect the following 13 directors, each for a term of one year:						FOR	AGAINST	ABSTAIN
						9 Joseph C. Maroon, M.D.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	1 Heather Bresch	☐	☐	☐		10 Mark W. Parrish	☐	☐	☐

	2 Wendy Cameron	☐	☐	☐		11 Rodney L. Piatt, C.P.A.	☐	☐	☐

	3 Robert J. Cindrich	☐	☐	☐		12 C.B. Todd	☐	☐	☐

	4 Robert J. Coury	☐	☐	☐		13 Randall L. (Pete) Vanderveen, Ph.D., R.Ph., C.P.A.	☐	☐	☐

	5 Neil Dimick, C.P.A. 6 Melina Higgins 7 Douglas J. Leech, C.P.A. 8 Rajiv Malik	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	2. 3.

Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013:

Approve, on an advisory basis, the compensation of the Named Executive Officers of the Company:

							☐ ☐	☐ ☐	☐ ☐

					4.	Consider a shareholder proposal requesting the adoption of a mandatory policy requiring that the Chairman of the Board of Directors be an independent Director:	☐	☐	☐

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted FOR ALL NOMINEES in Item 1, FOR Items 2 and 3 and AGAINST Item 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any and all adjournments or postponements thereof.

Receipt is hereby acknowledged of the notice of annual meeting and proxy statement of Mylan Inc.

To change the address on your account, please check the box at right, and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ¢

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢